Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

DIGITAL ANGEL CORPORATION

a Delaware corporation,

and

VERITEQ ACQUISITION CORPORATION,

a Florida corporation,

and

THE SHAREHOLDERS OF VERITEQ ACQUISITION CORPORATION

LISTED ON EXHIBIT A

DATED: June 24, 2013

TABLE OF CONTENTS

Page

SECTION I. DEFINITIONS		1

1.1	“Accredited Investor”	1
1.2	“Acquiror Company Balance Sheet”	1
1.3	“Acquiror Company Benefit Plan”	1
1.4	“Acquiror Company Board”	2
1.5	“Acquiror Company Common Stock”	2
1.6	“Acquiror Company Contracts”	2
1.7	“Acquiror Company Disclosure Schedule”	2
1.8	“Acquiror Company ERISA Affiliate”	2
1.9	“Acquiror Company Financial Statements”	2
1.10	“Acquiror Company Leased Premises”	2
1.11	“Acquiror Company Leases”	2
1.12	“Acquiror Company License Agreements”	2
1.13	“Acquiror Company Permits”	2
1.14	“Acquiror Company Preferred Shares”	2
1.15	“Acquiror Indemnified Persons”	2
1.16	“Automatic Conversion”	2
1.17	“Affiliate”	2
1.18	“Agreement”	2
1.19	“Closing”	2
1.20	“Closing Date”	3
1.21	“Code”	3
1.22	“Commission”	3
1.23	“Company”	3
1.24	“Company Balance Sheet”	3
1.25	“Company Benefit Plans”	3
1.26	“Company Board”	3
1.27	“Company Common Stock”	3
1.28	“Company Contracts”	3
1.29	“Company Converted Warrants”	3
1.30	“Company Disclosure Schedule”	3
1.31	“Company ERISA Affiliates”	3
1.32	“Company Financial Statements”	3
1.33	“Company Indemnified Persons”	3
1.34	“Company Insiders”	3
1.35	“Company Leased Premises”	3
1.36	“Company Leases”	3
1.37	“Company License Agreements”	3
1.38	“Company Permits”	3
1.39	“Company Representatives”	3
1.40	“Company Stock Option”	3
1.41	“Company Stock Plans”	4

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1.42	“Company Warrants”	4
1.43	“Conversion Shares”	4
1.44	“Converted Company Warrants”	4
1.45	“Copyrights”	4
1.46	“Current Officers and Directors”	4
1.47	“Direct Claim”	4
1.48	“Disclosure Schedules”	4
1.49	“Effective Time”	4
1.50	“Environmental Claim”	4
1.51	“Environmental Law”	4
1.52	“Equity Security”	4
1.53	“ERISA”	4
1.54	“Exchange Act”	4
1.55	“Exchange Ratio”	5
1.56	“Exhibits”	5
1.57	“Flexible Stock Plan”	5
1.58	“Form 8-K”	5
1.59	“GAAP”	5
1.60	“Governmental Authority”	5
1.61	“Hazardous Materials”	5
1.62	“Improvements”	5
1.63	“Indebtedness”	5
1.64	“Indemnification Threshold”	5
1.65	“Indemnified Party”	5
1.66	“Indemnifying Party”	5
1.67	“Intellectual Property”	5
1.68	“Knowledge”	5
1.69	“Laws”	6
1.70	“Lien”	6
1.71	“Losses”	6
1.72	“Material Adverse Effect”	6
1.73	“Money Laundering Laws”	6
1.74	“Order”	6
1.75	“Organizational Documents”	6
1.76	“Patents”	6
1.77	“Permitted Liens”	7
1.78	“Person”	7
1.79	“Proceeding”	7
1.80	“Registration Statements”	7
1.81	“Release”	7
1.82	“Reverse Split”	7
1.83	“Rule 144”	7
1.84	“Series B Certificate of Designations”	7
1.85	“Schedule 14C Filing”	7
1.86	“Schedule 14F-1 Filing”	7
1.87	“SEC Documents”	7

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1.88	“Section 4(2)”	7
1.89	“Securities Act”	8
1.90	“Share Exchange”	8
1.91	“Shareholder Disclosure Schedule”	8
1.92	“Shares”	8
1.93	“Software”	8
1.94	“Subsidiary”	8
1.95	“Substitute Option”	8
1.96	“Superior Proposal”	8
1.97	“Takeover Proposal”	8
1.98	“Taxes”	8
1.99	“Tax Return”	8
1.100	“Termination Fee”	8
1.101	“Third Party Claim”	8
1.102	“Trade Secrets”	8
1.103	“Trademarks”	9
1.104	“Transaction Documents”	9
1.105	“U.S.”	9
1.106	“U.S. Dollars”	9

SECTION II. EXCHANGE OF SHARES AND SHARE CONSIDERATION		9

2.1	Share Exchange	9
2.2	Withholding	9
2.3	Directors of the Acquiror Company at Closing Date	9
2.4	Officers of Acquiror Company at Closing Date	9
2.5	Treatment of Options and Warrants.	10
2.6	Section 368 Reorganization and Section 351 Transaction	10

SECTION III. CLOSING DATE		11

3.1	Closing Date	11

SECTION IV. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		11

4.1	Authority	11
4.2	No Conflict	11
4.3	Ownership of Shares	12
4.4	Litigation	12
4.5	No Brokers or Finders	12
4.6	Acknowledgment	12
4.7	Status and State of Residency	12
4.8	Review of Public Reports of Acquiror Company	12
4.9	Sophistication	13
4.10	Investment Purposes	13
4.11	Restricted Securities	13

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4.12	Stock Legends	13
4.13	Completeness of Representations, Shareholder Disclosure Schedule and Exhibit A	14

SECTION V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14

5.1	Organization and Qualification.	14
5.2	Subsidiaries.	15
5.3	Organizational Documents	16
5.4	Authorization of this Agreement	16
5.5	No Violation	16
5.6	Binding Obligations	17
5.7	Capitalization and Related Matters.	17
5.8	Compliance with Laws	17
5.9	Certain Proceedings	18
5.10	No Brokers or Finders	18
5.11	Absence of Undisclosed Liabilities	18
5.12	Changes	18
5.13	Company Contracts	19
5.14	Employees and Consultants.	20
5.15	Labor Relations.	20
5.16	Title to and Condition of Properties	21
5.17	Board Recommendation	22
5.18	Tax Matters.	22
5.19	Material Assets	23
5.20	Litigation; Orders	23
5.21	Licenses	23
5.22	Interested Party Transactions	24
5.23	Governmental Inquiries	24
5.24	Bank Accounts and Safe Deposit Boxes	24
5.25	Intellectual Property.	24
5.26	Financial Statements	28
5.27	[Intentionally Omitted.]	28
5.28	Employee Benefits.	28
5.29	Money Laundering Laws	30
5.30	Insolvency Proceedings	30
5.31	Insurance.	30
5.32	Environmental Matters.	31
5.33	Leases.	31
5.34	No Commission or FINRA Inquiries	32
5.35	Completeness of the Representations, Company Disclosure Schedule and Exhibit A	32

SECTION VI. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY		32

6.1	Organization and Qualification.	32

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6.2	Subsidiaries.	33
6.3	Organizational Documents	33
6.4	Authorization	34
6.5	No Violation	34
6.6	Binding Obligations	34
6.7	Securities Laws	35
6.8	Capitalization and Related Matters.	35
6.9	Compliance with Laws	36
6.10	Certain Proceedings	36
6.11	No Brokers or Finders	36
6.12	Absence of Undisclosed Liabilities	36
6.13	Changes	36
6.14	Acquiror Company Contracts	38
6.15	Employees and Consultants.	38
6.16	Labor Relations.	39
6.17	Tax Matters.	40
6.18	Material Assets	41
6.19	Litigation; Orders	41
6.20	Licenses	41
6.21	Interested Party Transactions	42
6.22	Governmental Inquiries	42
6.23	Bank Accounts and Safe Deposit Boxes	42
6.24	Intellectual Property.	42
6.25	Title to and Condition of Properties	46
6.26	SEC Documents; Financial Statements	46
6.27	Employee Benefits.	46
6.28	Money Laundering Laws	48
6.29	Board Recommendation	49
6.30	Insolvency Proceedings	49
6.31	Insurance.	49
6.32	Environmental Matters.	49
6.33	Leases.	50
6.34	Certain Registration Matters	51
6.35	No Commission or FINRA Inquiries	51
6.36	Internal Accounting and Disclosure Controls	51
6.37	Shell Company Status	51
6.38	Completeness of Representations and Acquiror Company Disclosure Schedule	51

SECTION VII. COVENANTS OF THE ACQUIROR COMPANY		51

7.1	SEC Documents	51
7.2	Schedule 14F-1 Filing	52
7.3	Form 8-K	52
7.4	Reverse Split	52
7.5	Name Change	52

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7.6	Schedule 14C Filing for Reverse Split, Name Change, and Flexible Stock Plan	52
7.7	Conversion of Company Stock Options	52
7.8	Form S-8 Registration Statement	53
7.9	Form D; Blue Sky Filings	53
7.10	Section 16 Matters	53
7.11	Exclusivity.	54

SECTION VIII. COVENANTS AND AGREEMENTS OF THE PARTIES		55

8.1	Corporate Examinations and Investigations	55
8.2	Cooperation; Consents	56
8.3	Conduct of Business	56
8.4	Litigation	56
8.5	Notice of Default	56
8.6	Public Disclosure	56
8.7	Assistance with Post-Closing SEC Reports and Inquiries	57
8.8	No Loans or Advances	57

SECTION IX. CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY		57

9.1	Accuracy of Representations; Covenants	57
9.2	No Force Majeure Event	57
9.3	Consents	57
9.4	Certificate of Officer	57
9.5	Certificate of Shareholders	58
9.6	Documents	58
9.7	No Proceedings	58
9.8	No Claim Regarding Ownership of Shares or Consideration	59
9.9	No Liability	59
9.10	UCC-3s	59
9.11	Amendment to Royalty Agreement	59
9.12	W-2s	59
9.13	Silverman Employment Agreement	59
9.14	Geissler Employment Agreement	59
9.15	Breece Employment Agreement	59
9.16	Termination of Company Employment Agreements	59

SECTION X. CONDITIONS PRECEDENT OF THE COMPANY AND THE SHAREHOLDERS		60

10.1	Accuracy of Representations; Covenants	60
10.2	No Force Majeure Event	60
10.3	Consents.	60
10.4	Certificate of Officer	60
10.5	Documents	60
10.6	No Proceedings	61

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10.7	Certificate of Designations	61
10.8	Trading	62
10.9	UCC-3s	62
10.10	Cash	62
10.11	Flexible Stock Plan	62

SECTION XI. INDEMNIFICATION		62

11.1	Survival	62
11.2	Indemnification by the Company	62
11.3	Indemnification by the Acquiror Company	62
11.4	Limitations on Liability	62
11.5	Sole Remedy	63
11.6	Asserting Indemnification Claims.	63
11.7	Payments	64

SECTION XII. TERMINATION		64

12.1	Termination	64
12.2	Effect of Termination	66
12.3	Remedies.	66

SECTION XIII. GENERAL PROVISIONS		66

13.1	Expenses	66
13.2	Public Announcements	66
13.3	Confidentiality.	67
13.4	Notices	68
13.5	Further Assurances	68
13.6	Waiver	68
13.7	Entire Agreement and Modification	69
13.8	Assignments, Successors, and No Third-Party Rights	69
13.9	Severability	69
13.10	Section Headings, Construction	69
13.11	Governing Law and Jurisdiction	69
13.12	Counterparts	70
13.13	Construction	70
13.14	No Third Party Beneficiaries	70

Exhibit A:	Shareholders of VeriTeQ Acquisition Corporation

Exhibit B:	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock
Exhibit C:	Flexible Stock Plan
Exhibit D:	Employment Agreement between Scott Silverman and Acquiror Company
Exhibit E:	Employment Agreement between Randolph Geissler and Acquiror Company
Exhibit F:	Employment Agreement between Lorraine Breece and Acquiror Company

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of June 24, 2013, is made by and among Digital Angel Corporation, a Delaware corporation (the “Acquiror Company”), VeriTeQ Acquisition Corporation, a Florida corporation (the “Company”), and all the shareholders of the Company listed on Exhibit A (the “Shareholders”).

RECITALS

WHEREAS, the Shareholders have agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the Shareholders, all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), in exchange for 4,107,592 shares of the Acquiror Company’s Series B Convertible Preferred Stock to be issued on the Closing Date (the “Acquiror Company Preferred Shares”) in accordance with Exhibit A, whereby each Acquiror Company Preferred Share shall be converted into two shares of Acquiror Company’s Common Stock (the “Conversion Shares”) automatically upon the effectiveness of the Reverse Split (the “Automatic Conversion”). After the Closing, and after giving effect to the Reverse Split, the Automatic Conversion and the issuance of the Substitute Options under the Flexible Stock Plan when approved as contemplated hereunder, the Conversion Shares and the rights to acquire the Acquiror Company Common Stock upon the exercise of Substitute Options and Converted Company Warrants, on a fully diluted basis, shall constitute approximately 90% of the Acquiror Company’s issued and outstanding common stock, par value $0.01 per share (the “Acquiror Company Common Stock”). The designation, rights, preferences and other terms and provisions of the Acquiror Company Preferred Shares are set forth in the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock attached hereto as Exhibit B (the “Series B Certificate of Designations”).

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I.
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1       “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

1.2       “Acquiror Company Balance Sheet” means the Acquiror Company’s balance sheet at September 30, 2012.

1.3       “Acquiror Company Benefit Plan” has the meaning set forth in Section 6.27.1.

1.4       “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.5       “Acquiror Company Common Stock” has the meaning set forth in the Recitals.

1.6       “Acquiror Company Contracts” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company and any of its Subsidiaries, of the type and nature that the Acquiror Company is required to file with the Commission.

1.7       “Acquiror Company Disclosure Schedule” means the disclosure schedule provided by the Acquiror Company to the Company and the Shareholders pursuant to this Agreement.

1.8       “Acquiror Company ERISA Affiliate” has the meaning set forth in Section 6.27.6.

1.9       “Acquiror Company Financial Statements” has the meaning set forth in Section 6.26.

1.10     “Acquiror Company Leased Premises” has the meaning set forth in Section 6.33.1

1.11     “Acquiror Company Leases” has the meaning set forth in Section 6.33.1.

1.12     “Acquiror Company License Agreements” has the meaning set forth in Section 6.24.1.

1.13     “Acquiror Company Permits” has the meaning set forth in Section 6.20.

1.14     “Acquiror Company Preferred Shares” has the meaning set forth in the Recitals.

1.15     “Acquiror Indemnified Persons” has the meaning set forth in Section 11.2.

1.16     “Automatic Conversion” has the meaning set forth in the Recitals.

1.17     “Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

1.18     “Agreement” means this Share Exchange Agreement, including the Disclosure Schedules provided pursuant hereto and the Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

1.19     “Closing” has the meaning set forth in Section 3.1.

1.20     “Closing Date” has the meaning set forth in Section 3.1.

1.21     “Code” means the Internal Revenue Code of 1986, as amended.

1.22     “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

1.23     “Company” has the meaning set forth in the Preamble.

1.24     “Company Balance Sheet” means the Company’s balance sheet at March 31, 2013.

1.25     “Company Benefit Plans” has the meaning set forth in Section 5.28.1.

1.26     “Company Board” means the Board of Directors of the Company.

1.27     “Company Common Stock” means the Company’s common stock, par value $0.01 per share.

1.28     “Company Contracts” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Company and any of its Subsidiaries, of the type and nature that the Company would be required to file with the Commission if it was required to file reports with the Commission pursuant to Section 13(a) or 15(d) under the Exchange Act.

1.29     “Company Converted Warrants” has the meaning set forth in Section 2.5.2.

1.30     “Company Disclosure Schedule” means the disclosure schedule provided by the Company to the Acquiror Company pursuant to this Agreement.

1.31     “Company ERISA Affiliates” has the meaning set forth in Section 5.28.6.

1.32     “Company Financial Statements” means the Company’s consolidated financial statements for the year ended December 31, 2012 and the three month period ended March 31, 2013, including balance sheets, statements of operations and statements of cash flows.

1.33     “Company Indemnified Persons” has the meaning set forth in Section 11.3.

1.34     “Company Insiders” has the meaning set forth in Section 7.10.

1.35     “Company Leased Premises” has the meaning set forth in Section 5.33.1

1.36     “Company Leases” has the meaning set forth in Section 5.33.1.

1.37     “Company License Agreements” has the meaning set forth in Section 5.25.1.

1.38     “Company Permits” has the meaning set forth in Section 5.21.

1.39     “Company Representatives” has the meaning set forth in Section 7.11.1.

1.40     “Company Stock Option” has the meaning set forth in Section 2.5.1.

1.41     “Company Stock Plans” means the Company’s PositiveID Animal Health 2010 Flexible Stock Plan, as amended, the VeriTeQ Acquisition Corporation 2012 Flexible Stock Plan, and the VeriTeQ Acquisition Corporation 2013 Flexible Stock Plan.

1.42     “Company Warrants” has the meaning set forth in Section 2.5.2.

1.43     “Conversion Shares” has the meaning set forth in the Recitals.

1.44     “Converted Company Warrants” has the meaning set forth in Section 2.5.2.

1.45     “Copyrights” has the meaning set forth in Section 5.25.1.

1.46     “Current Officers and Directors” means the officers and directors of the Acquiror Company listed on Schedule COD of the Company Disclosure Schedule.

1.47     “Direct Claim” has the meaning set forth in Section 11.6.2.

1.48     “Disclosure Schedules” means the Acquiror Company Disclosure Schedule, the Company Disclosure Schedule and the Shareholder Disclosure Schedule.

1.49     “Effective Time” has the meaning set forth in Section 2.3.

1.50     “Environmental Claim” means any complaint, summons, citation, notice, notice of violation, judicial or administrative proceeding, judgment, claim, action, cause of action, investigation, demand, letter, written request for information or written notice by any Governmental Authority or third party involving violations of Environmental Laws or Releases of Hazardous Materials from (a) any of the facilities of the Acquiror Company or any of its Subsidiaries or of the Company or any of its Subsidiaries, or (b) from or onto any facilities which received Hazardous Materials generated by the Acquiror Company or any of its Subsidiaries or by the Company or any of its Subsidiaries.

1.51     “Environmental Law” means any federal, state, or local Law, ordinance, Order, rule, rule of common Law, or regulation relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

1.52     “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.53     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.54     “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.55     “Exchange Ratio” means 0.19083.

1.56     “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.57     “Flexible Stock Plan” means the 2013 Stock Incentive Plan, in the form attached hereto as Exhibit C, to be approved by the Board of the Acquiror Company, which is subject to the approval of the Acquiring Company’s stockholders simultaneously with or following their approval of the Reverse Split.

1.58     “Form 8-K” means a Current Report on Form 8-K under the Exchange Act.

1.59     “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.60     “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.61     “Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

1.62     “Improvements” means all leasehold improvements and fixtures located on the Company Leased Premises or the Acquiror Company Leased Premises, as applicable.

1.63     “Indebtedness” of a Person means the outstanding amount of (a) all indebtedness for borrowed money of such Person, (b) all obligations evidenced by notes, bonds, debentures or similar instruments issued by such Person, and (c) all guarantees of such Person of any of the items set forth in clauses (a) and (b) above.

1.64     “Indemnification Threshold” has the meaning set forth in Section 11.4.

1.65     “Indemnified Party” has the meaning set forth in Section 11.4.

1.66     “Indemnifying Party” has the meaning set forth in Section 11.4.

1.67     “Intellectual Property” has the meaning set forth in Section 5.25.1.

1.68     “Knowledge” means (a) in the case of the Company, the actual knowledge of Scott R. Silverman and Randolph Geissler plus the knowledge that such Persons should have obtained in performing their day-to-day services for the Company, and (b) in the case of the Acquiror Company and its Subsidiaries, the actual knowledge of Daniel R. Penni and Lorraine M. Breece, plus the knowledge that such Persons should have obtained in performing their day-to-day services for the Acquiror Company and its Subsidiaries.

1.69     “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.70     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.71     “Losses” means all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers. The term “Losses” shall not include consequential, special, exemplary or punitive damages sustained or incurred by any Indemnified Party.

1.72     “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Company, as the case may be, in each case taken as a whole, or (b) materially impair the ability of the Acquiror Company or the Company, as the case may be, to perform their obligations under this Agreement, or (c) result in litigation, claims, disputes or property loss in excess of U.S. $100,000 in the future, other than resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, (iii) changes adversely affecting the United States economy, (iv) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or the Company, as the case may be, operate, (v) changes in accounting principles or (vi) acts of war or terrorism.

1.73     “Money Laundering Laws” has the meaning set forth in Section 5.29.

1.74     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.75     “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.76     “Patents” has the meaning set forth in Section 5.25.1.

1.77     “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation Laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.78     “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.79     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.80     “Registration Statements” has the meaning set forth in Section 6.26.

1.81     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

1.82     “Reverse Split” has the meaning set forth in Section 7.4.

1.83     “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.84     “Series B Certificate of Designations” has the meaning set forth in the Recitals.

1.85     “Schedule 14C Filing” means an information statement to be filed by the Acquiror Company on Schedule 14C under the Exchange Act with respect to the proposals to have the stockholders of the Acquiror Company approve the Reverse Split, amending the Acquiror Company’s Certificate of Incorporation to change its name and, subject to approval of the Reverse Split, the Flexible Stock Plan.

1.86     “Schedule 14F-1 Filing” means an information statement to be filed by the Acquiror Company on Schedule 14F-1 under the Exchange Act.

1.87     “SEC Documents” has the meaning set forth in Section 6.26.

1.88     “Section 4(2)” means Section 4(2) of the Securities Act, as the same may be amended from time to time, or any successor statute.

1.89     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.90     “Share Exchange” has the meaning set forth in Section 2.1.

1.91     “Shareholder Disclosure Schedule” means the disclosure schedule provided by the Shareholders to the Acquiror Company pursuant to this Agreement.

1.92     “Shares” has the meaning set forth in the Recitals.

1.93     “Software” has the meaning set forth in Section 5.25.1.

1.94     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.95     “Substitute Option” has the meaning set forth in Section 7.7.

1.96     “Superior Proposal” has the meaning set forth in Section 7.11.3.

1.97     “Takeover Proposal” has the meaning set forth in Section 7.11.2.

1.98     “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.99     “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.100    “Termination Fee” has the meaning set forth in Section 12.3.2.

1.101    “Third Party Claim” has the meaning set forth in Section 11.6.1.

1.102    “Trade Secrets” has the meaning set forth in Section 5.25.1.

1.103    “Trademarks” has the meaning set forth in Section 5.25.1.

1.104    “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.105    “U.S.” means the United States of America.

1.106    “U.S. Dollars” or “$” means the currency of the United States of America.

SECTION II.
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1     Share Exchange.  At the Closing, the Shareholders shall transfer the Shares, representing all of the issued and outstanding Shares of the Company, to the Acquiror Company, and in consideration therefor, subject to Section 2.2, Acquiror Company shall issue 4,107,592 fully paid and nonassessable Acquiror Company Preferred Shares to the Shareholders in accordance with Exhibit A, such that, at Closing, the Company will become a wholly-owned subsidiary of the Acquiror Company (such transfer and issuance to be referred to in this Agreement as the “Share Exchange”).

2.2     Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Preferred Shares otherwise issuable pursuant to this Agreement to any Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholders in respect of which such deduction and withholding was made.

2.3     Directors of the Acquiror Company at Closing Date.  The current directors of the Acquiror Company shall increase the size of the Acquiror Company Board to five (5) members and appoint Scott R. Silverman, Barry Edelstein, Michael E. Krawitz and Shawn Wooden to serve as members of the Acquiror Company Board to be effective on the later of (i) the tenth day after the filing and mailing of the Schedule 14F-1 Filing to the stockholders of record of the Acquiror Company and (ii) the Closing Date (the “Effective Time”).  Scott R. Silverman will be appointed Chairman of the Acquiror Company Board. On the Closing Date, each of Joseph J. Grillo and Dennis G. Rawan shall tender his resignation as a director of the Acquiror Company to be effective at the Effective Time.

2.4     Officers of Acquiror Company at Closing Date.  On the Closing Date, Daniel R. Penni shall resign from each officer position he holds at the Acquiror Company, and the Acquiror Company Board shall appoint Scott R. Silverman as the Chief Executive Officer of the Acquiror Company, effective immediately at the Closing, and Lorraine M. Breece shall remain Chief Financial Officer of the Acquiror Company.

2.5     Treatment of Options and Warrants.

2.5.1     Options. The terms of each outstanding option to purchase shares of Company Common Stock under the Company Stock Plan, whether or not exercisable or vested, described in Schedule 2.5.1 of the Company Disclosure Schedule (a “Company Stock Option”), shall be converted into a Substitute Option to be issued under the Flexible Stock Plan pursuant to the terms of Section 7.7, subject to the approval of the Reverse Split and the Flexible Stock Plan by the Acquiror Company’s stockholders.

2.5.2      Warrants. Each of the then outstanding warrants, if any, to purchase shares of Company Common Stock (each, a “Company Warrant”), described in Schedule 2.5.2 of the Company Disclosure Schedule, will, by virtue of the Share Exchange, and without any further action on the part of any holder thereof, be converted into a warrant (each, a “Converted Company Warrant”) to purchase that number of shares of the Acquiror Company Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant at the Closing Date by the Exchange Ratio, at an exercise price per share of the Acquiror Company Common Stock equal to the exercise price per share of such Company Warrant immediately prior to the Closing Date divided by the Exchange Ratio, rounded up to the nearest whole cent. If the foregoing calculation results in a Converted Company Warrant being exercisable for a fraction of a share of the Acquiror Company Common Stock, then the number of shares of the Acquiror Company Common Stock subject to such Converted Company Warrant will be rounded to the nearest whole number of shares. The terms and conditions of each Converted Company Warrant will otherwise remain as set forth in the Company Warrant converted into such Converted Company Warrant. Notwithstanding anything herein to the contrary, the adjustment provided for in this Section 2.5.2 with respect to all Company Warrants will be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent applicable, Q&A-18(d) of Notice 2005-1.

2.6     Section 368 Reorganization and Section 351 Transaction.  For U.S. federal income Tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and a transaction that qualifies under Section 351 of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying such party’s own Taxes including, without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

SECTION III.
CLOSING DATE

3.1     Closing Date.  The closing of the Share Exchange (the “Closing”) shall take place via electronic exchange of documents at 10:00 a.m. Eastern Time on the day all of the closing conditions set forth in Sections 9 and 10 herein have been satisfied or waived, or at such other date, place and time as the parties hereto shall agree in writing (the “Closing Date”).

SECTION IV.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

As of the date hereof, subject to the disclosures set forth in the correspondingly numbered Schedule of the Shareholder Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties in such Section of this Agreement, each of the Shareholders, severally and not jointly, hereby represents and warrants to the Acquiror Company as follows:

4.1     Authority.  Each of the Shareholders has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party.  This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party have been, duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

4.2     No Conflict.  Neither the execution or delivery by each such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.3     Ownership of Shares.  Each of the Shareholders owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such Shareholder’s Shares described in Exhibit A free and clear of any and all Liens.  Except as set forth on Schedule 4.3 of the Shareholder Disclosure Schedule, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder’s Shares. The Shares described on Exhibit A as being owned by the Shareholder and any options, or rights described in Schedule 4.3 of the Shareholder Disclosure Schedule are the only Equity Securities held by the Shareholder with respect to the Company.  At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such Shareholder’s Shares free and clear of any and all Liens.

4.4     Litigation.  There is no pending Proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.5     No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against any Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.6     Acknowledgment.  Each of the Shareholders understands and agrees that the Acquiror Company Preferred Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities Laws of any state of the U.S. and that the issuance of the Acquiror Company Preferred Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D under the Securities Act for offers and sales solely to Accredited Investors. Each of the Shareholders understands that the Acquiror Company’s reliance on such securities exemptions is predicated in part on their representations to the Acquiror Company, specifically including under Sections 4.7 through 4.11 of this Agreement.

4.7     Status and State of Residency. By its execution of this Agreement, each of the Shareholders represents and warrants to the Acquiror Company that such Shareholder is an Accredited Investor and is a bona fide resident of (or, if an entity, the entity is organized or incorporated under the Laws of, and is domiciled in) the state as indicated by such Shareholder on the signature page of this Agreement.

4.8     Review of Public Reports of Acquiror Company. Each Shareholder acknowledges that he or it has had access to information regarding the Acquiror Company pursuant to the public filings the Acquiror Company has made with the Commission, including the risk factors included in the Acquiror Company’s Annual Report on Form 10-K, and has reviewed such filings and utilized such access to his or its satisfaction for the purpose of determining whether to enter into this Agreement and to the Share Exchange.

4.9     Sophistication. Each Shareholder has, by reason of his or its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that he or it is capable of (a) evaluating the merits and risks of an investment in the Acquiror Company Preferred Shares and making an informed investment decision; (b) protecting his or its own interest; and (c) bearing the economic risk of such investment for an indefinite period of time.

4.10     Investment Purposes. Each Shareholder is purchasing the Series B Preferred Shares for his or its own account for investment purposes and not with a view towards distribution and agrees not to resell or otherwise dispose of the Acquiror Company Preferred Shares except in accordance with the registration provisions of the Securities Act (or pursuant to an exemption from such registration provisions).

4.11     Restricted Securities. Each Shareholder understands and agrees that the Acquiror Company Preferred Shares (and the shares of Acquiror Company Common Stock underlying the Acquiror Company Preferred Shares) have not been registered under the Securities Act or any applicable state securities Laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of each Shareholder contained herein), and that such Acquiror Company Preferred Shares (and the shares of Acquiror Company Common Stock underlying the Acquiror Company Preferred Shares) must be held indefinitely unless subsequently registered under the Securities Act or any applicable state securities Laws or is exempt from such registration. Each Shareholder acknowledges that it is familiar with Rule 144 and that it has been advised that Rule 144 permits resales only under certain circumstances. Each Shareholder understands that to the extent that Rule 144 is not available, such Shareholder will be unable to sell any Acquiror Company Preferred Shares (or the shares of Acquiror Company Common Stock underlying the Acquiror Company Preferred Shares) without either registration under the Securities Act or the existence of another exemption from such registration requirement.

4.12     Stock Legends.  Each of the Shareholders hereby agrees with the Acquiror Company as follows:

4.12.1     Securities Act Legend - Accredited Investor.  The certificate(s) evidencing the Acquiror Company Preferred Shares issued to the Shareholders and the Conversion Shares to be issued to the Shareholders upon the Automatic Conversion, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

4.12.2     Other Legends.  The certificate(s) representing such Acquiror Company Preferred Shares, and the Conversion Shares to be issued to the Shareholders upon the Automatic Conversion, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities Law, or contract.

4.12.3     Opinion. Absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Shareholder’s Acquiror Company Preferred Shares or the Conversion Shares, as the case may be, the Shareholders will not transfer any of the Acquiror Company Preferred Shares or the Conversion Shares, as the case may be, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be exempt from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of any applicable U.S. state securities Laws.

4.12.4     Consent.  Each of the Shareholders understands and acknowledges that the Acquiror Company may refuse to transfer the Acquiror Company Preferred Shares and the Conversion Shares, unless such Shareholder complies with this Section 4.12.  Each of the Shareholders consent to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company’s Preferred Shares and Acquiror Company Common Stock in order to implement the restrictions on transfer of the Acquiror Company Preferred Shares and the Conversion Shares.

4.13     Completeness of Representations, Shareholder Disclosure Schedule and Exhibit A. The Shareholders’ representations under Section IV, the Shareholder Disclosure Schedule and Exhibit A hereto completely and correctly present in all material respects the information required by this Agreement.

SECTION V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As of the date hereof, subject to the disclosures set forth in the correspondingly numbered Schedule of the Company Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties in such Section of this Agreement, the Company represents and warrants to the Acquiror Company as follows:

5.1       Organization and Qualification.

5.1.1     The Company is duly incorporated, validly existing and its status is active under the Laws of the State of Florida, has all requisite corporate authority and power and all material governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Company is duly qualified or registered to do business as a foreign corporation and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or registration necessary, except where the failure to be so qualified or registered will not have a Material Adverse Effect.  Schedule 5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s jurisdiction of organization and each other jurisdiction in which the Company presently conducts its business or owns, holds and operates its properties and assets.

5.1.2     Each of the Company's Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization. Each of the Company's Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company's Subsidiaries is duly qualified or registered to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or registration necessary, except where the failure to be so qualified or registered will not have a Material Adverse Effect. Schedule 5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries jurisdiction of organization and each other jurisdiction in which the Company’s Subsidiaries presently conducts its business or owns, holds and operates its properties and assets.

5.2       Subsidiaries.

5.2.1     Except as set forth on Schedule 5.2.1 of the Company Disclosure Schedule, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.2.2     Except as set forth in Schedule 5.2.2 of the Company Disclosure Schedule, the Company (or its applicable Subsidiaries’) interests in its Subsidiaries are free and clear of any Liens. In addition, Schedule 5.2.2 of the Company Disclosure Schedule sets forth the following for each such Subsidiary: (i) the number of authorized shares for each class of its capital stock or other equity interests, (ii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of its capital stock or other equity interests held in treasury.

5.2.3     All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary has been duly authorized and are validly issued, fully paid, and non assessable. There are no options, warrants, calls, subscriptions, convertible securities or other rights, as of the date hereof, (i) to acquire shares of capital stock or other equity ownership interests in any Subsidiary, (ii) that obligate any Subsidiary to issue, exchange, transfer or sell any shares of its capital stock or other equity ownership interests, or (iii) that are or were convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in any Subsidiary.

5.2.4     There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the capital stock or other equity ownership interests of any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity ownership interests.

5.3       Organizational Documents. True, correct and complete copies of the Organizational Documents of the Company and its Subsidiaries have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery.  The Company is not in violation or breach of any of the provisions of its Organizational Documents.

5.4       Authorization of this Agreement.  The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Shareholders any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires to the Company’s Knowledge no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

5.5       No Violation.  Except as set forth on Schedule 5.5 of the Company Disclosure Schedule, neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any material Lien under, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries are bound; (c) contravene, conflict with, or result in a material violation of, any Law or Order to which the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries, may be subject; or (d) contravene, conflict with, or result in a material violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or any of its Subsidiaries or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company or any of its Subsidiaries.

5.6       Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally.

5.7       Capitalization and Related Matters.

5.7.1     Capitalization of the Company.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 43,046,172 shares are issued and outstanding.  The information set forth on Exhibit A is true and correct. Except as set forth on Schedule 5.7.1 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.  The issuance of all of the shares of the Company Common Stock described in this Section 5.7.1 have been in compliance in all material respects with U.S. federal and state securities Laws and state corporate Laws and no stockholder of the Company has any right to rescind or bring any other claim against the Company for failure to comply under the Securities Act, or state securities Laws. All issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2     No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Company or any of its Subsidiaries to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8       Compliance with Laws.  Except as set forth on Schedule 5.8 of the Company Disclosure Schedule, the business and operations of the Company and its Subsidiaries have been and are being conducted in all material respects in accordance with all applicable Laws and Orders.  Neither the Company nor any of its Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Company, any event or circumstance relating to the Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.9       Certain Proceedings.  There is no pending Proceeding that has been commenced against the Company or any of its Subsidiaries and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  To the Knowledge of the Company, no such Proceeding has been threatened.

5.10     No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

5.11     Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company Balance Sheet. Any and all debts, obligations or liabilities with respect to directors and officers of the Company and its Subsidiaries will be cancelled prior to the Closing.  Neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business, since May 31, 2013.

5.12     Changes.  Except as set forth on Schedule 5.12 of the Company Disclosure Schedule or reflected in the Company Balance Sheet, since January 1, 2013, each of the Company and its Subsidiaries has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

5.12.1     Ordinary Course of Business.  Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

5.12.2     Adverse Changes.  Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

5.12.3     Loans.  Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

5.12.4     Liens.  Created or permitted to exist any Lien on any property or asset of the Company or any of its Subsidiaries, other than Permitted Liens;

5.12.5     Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire, any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

5.12.6     Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

5.12.7     Company Contracts.  Terminated or modified any Company Contract, except for termination upon expiration in accordance with the terms thereof;

5.12.8     Claims.  Released, waived or cancelled any claims or rights relating to or affecting the Company or any of its Subsidiaries in excess of US$10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US$10,000 in the aggregate;

5.12.9     Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of US$10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

5.12.10   Indebtedness.  Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US$10,000 in the aggregate;

5.12.11   Guarantees.  Guaranteed or endorsed any obligation or net worth of any Person;

5.12.12   Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

5.12.13   Accounting.  Changed its method of accounting or the accounting principles or practices utilized in the preparation of the Company Financial Statements, other than as required by GAAP; or

5.12.14   Agreements.  Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

5.13     Company Contracts.  The Company has provided to the Acquiror Company, prior to the date of this Agreement, true, correct and complete copies of each written Company Contract, including each amendment, supplement and modification thereto. Each Company Contract is a valid and binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally, and is in full force and effect. Except as set forth in Schedule 5.13 of the Company Disclosure Schedule, the Company is not in material breach or default of any Company Contract to which it is a party and, to the Knowledge of the Company, no other party to any Company Contract is in material breach or default thereof.  Except as set forth in Schedule 5.13 of the Company Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) materially contravene, conflict with or result in a material violation or breach of, or become a default or event of default under, any provision of any Company Contract or (b) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Contract.  The Company has not received notice of the pending or threatened cancellation, revocation or termination of any Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Company Contract.

5.14      Employees and Consultants.

5.14.1     Schedule 5.14.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and its Subsidiaries, showing for each as of such date the employee’s name, job title, annualized salary level or hourly rate, exempt/nonexempt status, full-time/part-time status, and any guaranteed annual bonus. Except as set forth on Schedule 5.14.1 of the Company Disclosure Schedule, there are no contractual arrangements with employees, including employment agreements (it being understood that all parties do not consider any “at will” arrangements with employees or collective bargaining agreements to be contractual arrangements with employees).

5.14.2     Schedule 5.14.2 of the Company Disclosure Schedule contains a list of all independent contractors engaged by the Company and its Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company and its Subsidiaries, as the case may be, a copy of which has been made available to the Acquiror Company. All independent contractors of the Company and its Subsidiaries (and all other independent contractors who previously rendered services for the Company and its Subsidiaries, at any time) have been, and currently are, properly classified and treated by the Company and its Subsidiaries as independent contractors and not as employees. All such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes. The Company and its Subsidiaries have fully and accurately reported its independent contractors’ compensation on Internal Revenue Service Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and neither the Company nor any of its Subsidiaries has, nor has it ever had, any liability to provide benefits with respect to its independent contractors under any employee program or otherwise.

5.15     Labor Relations.

5.15.1      Except as set forth on Schedule 5.15.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company and its Subsidiaries, and neither the Company nor any its Subsidiaries has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company and its Subsidiaries are in material compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.

5.15.2     Schedule 5.15.2 of the Company Disclosure Schedule sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between any of the Company and its Subsidiaries and Persons employed by or providing services to such entity.

5.15.3     Each of the Company and its Subsidiaries has complied with its obligations to its employees, whether arising under contract, statute or otherwise. Each of the Company and its Subsidiaries has obtained a completed Form I-9 from each of its employees and all of its employees are authorized to work in the U.S. Except as set forth on Schedule 5.15.3 of the Company Disclosure Schedule and as contemplated by this Agreement, since January 1, 2013, no employee has been voluntarily or involuntarily terminated and no employee has threatened to resign. There are no outstanding loans between any employee and the Company or any of its Subsidiaries. No employee has made or commenced or, to the Knowledge of the Company, threatened to make or commence any action, Proceeding, complaint, claim or litigation against the Company or any of its Subsidiaries or any trustee, officer or stockholder thereof. Set forth on Schedule 5.15.3 of the Company Disclosure Schedule is a true, accurate and complete list of the accrued but unused personal leave, personal time off, sick or vacation leave held by the employees of the Company and its Subsidiaries.

5.15.4     No employees actively employed by the Company or its Subsidiaries has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or its Subsidiaries.

5.15.5     Except as set forth in Schedule 5.15.5 of the Company Disclosure Schedule, none of the officers, directors, managers, or employees of the Company or its Subsidiaries is subject to any restrictions on their ability to compete with any party, other than the Company, or to solicit the clients, suppliers or employees of any party, other than the Company.

5.16     Title to and Condition of Properties.  Except as set forth in Schedule 5.16 of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.17     Board Recommendation.  The Company Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its Shareholders.

5.18     Tax Matters.

5.18.1     The Company and its Subsidiaries have complied with all Laws relating to Taxes. All Taxes of the Company and its Subsidiaries due and payable by the Company and its Subsidiaries have been paid (or will be paid prior to the Closing Date), and there is no current liability for any Taxes due and payable in connection with any such filed Tax Returns. All applicable sales, transfer, use, conveyance or similar Taxes were paid by the Company and its Subsidiaries when due and payable, except for any such Taxes that were contested in good faith and resolved. All Taxes of the Company not yet due and payable have been fully accrued on the books of the Company. Except as set forth on Schedule 5.18.1 of the Company Disclosure Schedule, the Company and its Subsidiaries have filed all Tax Returns required to be filed (if any) by or on behalf of the Company or its Subsidiaries.  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Company or any of its Subsidiaries that the Company or any of its Subsidiaries is or may be subject to Taxation by such jurisdiction; there are no Liens with respect to Taxes on the Company’s or its Subsidiaries’ property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any of its Subsidiaries for any period (or portion of a period) that would affect any period after the date hereof.

5.18.2     Neither the Company nor any other Person on behalf of the Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law.

5.18.3     There is no pending audit, examination, investigation, dispute, Proceeding or claim with respect to any Taxes of the Company or any of its Subsidiaries, nor is any such claim or dispute pending or contemplated.  The Company has delivered to the Acquiror Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company or its Subsidiaries, if any, since its inception and any and all correspondence with respect to the foregoing.

5.18.4     The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.18.5     Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or has been a party to any Tax allocation or sharing agreement anytime during the past three years.

5.18.6     Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. Neither the Company nor any of its Subsidiaries has any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  Neither the Company nor any of its Subsidiaries has any ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, neither the Company nor any of its Subsidiaries has engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  Neither the Company or any of its Subsidiaries is a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

5.18.7     Neither the Acquired Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 351.

5.19     Material Assets.  The Company Financial Statements reflect the properties and assets (real and personal) currently owned or leased by the Company and its Subsidiaries.

5.20     Litigation; Orders.  There is no material Proceeding (whether federal, state, local or foreign) pending or, to the Knowledge of the Company, threatened against or affecting the Company, its Subsidiaries or any of Company’s or its Subsidiaries' properties, assets or business.  To the Knowledge of the Company, there is no fact that might result in or form the basis for any such Proceeding.  Neither the Company nor any of its Subsidiaries is subject to any material Orders.

5.21     Licenses.  Each of the Company and its Subsidiaries possess from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are materially necessary for the Company and its Subsidiaries, as the case may be, to engage in its business as currently conducted and to permit the Company and its Subsidiaries, as the case may be, to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Company Permits”).  Neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Company or any of its Subsidiaries to engage in its business as currently conducted and to permit the Company or its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a material violation of or a material failure to comply with any Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Company Permit.  Neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority or any other Person regarding:  (i) any actual, alleged, possible or potential contravention of any Company Permit; or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit.  All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Persons.  All Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

5.22     Interested Party Transactions.  Except as set forth on Schedule 5.22 of the Company Disclosure Schedule, no officer, director or shareholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company or its Subsidiaries, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company or any of its Subsidiaries any goods or services; or (2) a beneficial interest in any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected other than as contemplated under this Agreement.

5.23     Governmental Inquiries.  The Company and its Subsidiaries have provided to the Acquiror Company a copy of each written inspection report, questionnaire, inquiry, demand or request for information received by the Company or its Subsidiaries from any Governmental Authority, and the Company’s response thereto, and each written statement, report or other document filed by the Company and its Subsidiaries with any Governmental Authority.

5.24     Bank Accounts and Safe Deposit Boxes.  Except as set forth on Schedule 5.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any bank or other deposit or financial accounts, nor does the Company or any of its Subsidiaries have any lock boxes or safety deposit boxes.

5.25     Intellectual Property.

5.25.1     The Company and its Subsidiaries have a valid right to use all material trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, trade dress, trade names, corporate names and other source identifiers, and rights or general intangibles of like nature (collectively, “Trademarks”); material Software (as defined below); material technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, formulations, algorithms, databases, models, and methodologies (collectively, “Trade Secrets”) used in the Company’s and each Subsidiary’s business as currently conducted. The Company or its Subsidiaries either (i) own or have the valid right to use all material patents, patent applications and invention registrations of any kind (collectively, “Patents”), Trademarks, and registered and unregistered material copyrights, and registrations and applications thereof (collectively, “Copyrights”) necessary for the conduct of the Company’s and each of its Subsidiaries’ businesses as currently conducted, and/or (ii) are validly licensed or authorized under third-party Patents, Trademarks, Trade Secrets and Copyrights necessary for the same. As used in this Agreement, the term “Intellectual Property” means Patents, Copyrights, Trademarks, applications, applications for registration and registrations for any of the foregoing, and Trade Secrets; the term “Company License Agreements” means any agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for Software already installed by the manufacturer before purchase on computers purchased by the Company, shrink-wrap or click-wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Company or any of its Subsidiaries is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

5.25.2     Schedule 5.25.2 of the Company Disclosure Schedule sets forth, for the Intellectual Property owned and maintained by the Company and its Subsidiaries, a complete and accurate list of all U.S. and foreign (1) Patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations for domains on which any Company or Subsidiary website is located) and applications, and unregistered Trademarks; (3) copyright registrations and applications, and material unregistered Copyrights, and (4) material Trade Secrets, indicating for each item of registered Intellectual Property and for each application to register Intellectual Property, the Person in whose name the registration is held, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status. Schedule 5.25.2 of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or any of its Subsidiaries, indicating for each the title and owner/licensor of the Software.

5.25.3     All Intellectual Property owned by the Company and its Subsidiaries is free and clear of all Liens.

5.25.4     The Patents, Trademarks, Copyrights and Trade Secrets owned by the Company or any of its Subsidiaries as set forth in Schedule 5.25.4 of the Company Disclosure Schedule are valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 5.25.2), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. All necessary registration, maintenance and renewal fees currently due have been paid for the purposes of maintaining such Intellectual Property owned by the Company or any of its Subsidiaries. There is no pending or, to the Company’s Knowledge, threatened opposition, interference or cancellation Proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 5.25.4 of the Company Disclosure Schedule, or, to the Company’s Knowledge, against any Intellectual Property licensed to the Company or its Subsidiaries.

5.25.5     To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted, (including, without limitation, its activities, products, and services), does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 5.25.5 of the Company Disclosure Schedule lists all U.S. and foreign Patents concerning which: (i) the Company or any of its Subsidiaries have obtained or requested written opinion of counsel; or (ii) the Company or any of its Subsidiaries have received (y) written allegation or notice of infringement, or (z) a license offer outside the ordinary course of business. There are no claims or suits pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice of a third party claim or suit against the Company or any of its Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, misappropriates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

5.25.6     There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any of its Subsidiaries are bound which (1) restrict the Company’s or its Subsidiaries’ rights to use, transfer, license or enforce any Intellectual Property, (2) restrict the Company’s or its Subsidiaries’ businesses in order to accommodate a third party’s Intellectual Property, or (3) permit third parties to use, or grant any third party any right with respect to any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have licensed or sublicensed their rights in any Intellectual Property other than pursuant to the Company License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Intellectual Property licensed to the Company or its Subsidiaries, except pursuant to the Company License Agreements. The Company License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Company License Agreement and, to the Company’s Knowledge, all other parties to such Company License Agreements Contracts are in compliance with, and have not breached any term thereof. To the Company’s Knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party under any such Company License Agreement.

5.25.7     To the Company’s Knowledge, no Trade Secret of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company and the applicable Subsidiary’s proprietary interests in and to such Trade Secrets. Neither the Company nor, to the Company’s Knowledge, any other party to any non-disclosure agreement relating to the Company’s or any of its Subsidiaries’ Trade Secrets is in breach or default thereof. The Company and its Subsidiaries have taken commercially reasonable steps to protect their material Trade Secrets, and any Trade Secrets provided to the Company or any Subsidiary by a third party as a Trade Secret. The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Intellectual Property owned by either the Company or any of its Subsidiaries currently used in the Company’s or any of the Subsidiaries’ business. Without limiting the foregoing, each of the Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Intellectual Property owned by either the Company or any of its Subsidiaries to assign to the Company or its Subsidiaries all of their right, title and interest in such Intellectual Property, and to the Company’s Knowledge, no party to any such agreement is in breach thereof.

5.25.8     To the Company’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries. Within the past five (5) years, no claims alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Company or any of its Subsidiaries have been brought, asserted or threatened against any third party by the Company or any of its Subsidiaries.

5.25.9     The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any of its Subsidiaries’ right to own or use any of the Intellectual Property, and will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property. The consummation of any of the transactions contemplated under this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any material Company License Agreements. To the Company’s Knowledge, following the Closing Date, the Acquiror Company shall be permitted to exercise all of the Company’s rights under such Company License Agreements to the same extent the Company would have been able to had the transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

5.25.10      Schedule 5.25.10 of the Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by or used in the services offered by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 5.25.10 of the Company Disclosure Schedule which the Company or any of its Subsidiaries purports to own, such Software was either developed (1) by employees of the Company or any of its Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in such Software to the Company or any of its Subsidiaries pursuant to written agreements.

5.25.11     The Company and each of its Subsidiaries have all requisite licenses to use any shrink-wrap or click-wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, such licenses are valid, and neither the Company nor any Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable Law or any Contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither the Company nor any of its Subsidiaries have any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

5.26     Financial Statements.  The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and are complete, accurate and fairly present (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.

5.27     [Intentionally Omitted.]

5.28     Employee Benefits.

5.28.1     Set forth in Schedule 5.28.1 of the Company Disclosure Schedule is a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or reasonably could incur any liability (the “Company Benefit Plans”).

5.28.2     The Company has heretofore made available to the Acquiror Company (A) true and complete copies of each of the Company Benefit Plans (or written explanations of any unwritten Company Benefit Plans) as in effect on the date hereof and amendments thereto, including summary plan descriptions; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination or opinion letters from the IRS (if applicable) for such Company Benefit Plans.

5.28.3     With respect to each Company Benefit Plans, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all Laws and regulations applicable to such Company Benefit Plans and each Company Benefit Plan has been administered in all material respects in accordance with its terms. The IRS has issued a favorable determination or opinion letter with respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code that has not been revoked, and, to the Company’s Knowledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable Law for which the remedial amendment period has not yet expired). No Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

5.28.4     All contributions required to be made by the Company to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the Company Financial Statements. Each Company Benefit Plan, if any, that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) unfunded.

5.28.5      There is no pending or, to the Company’s Knowledge, threatened Proceedings relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that would subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

5.28.6     No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any of its Subsidiaries has contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to Title IV of ERISA at any time on or after December 31, 1994. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan or, to the Company’s Knowledge, by any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries or Company ERISA Affiliates has provided, or is required to provide, security to any Company Benefit Plan or any single-employer plan of a Company ERISA Affiliate.

5.28.7     Neither the Company nor any of its Subsidiaries has any obligation for retiree health, life or other welfare benefits, except for benefits and coverage required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan (other than reasonable and customary advance notice and consent requirements and administrative expenses) without incurring any liability thereunder.

5.28.8     Except as provided in Schedule 5.28.8 of the Company Disclosure Schedule of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either standing alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute” (within the meaning of Section 4999 of the Code), forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Contract or Company Benefit Plan, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefit, or (D) affect in any way the ability to amend, terminate, merge or administer any Company Benefit Plan.

5.28.9     Except as provided in Schedule 5.28.9 of the Company Disclosure Schedule, the Company does not maintain a Company Benefit Plan or other arrangement that is subject to Section 409A of the Code. Any Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code.

5.28.10     The Company has not granted any awards intended to constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Code.

5.29     Money Laundering Laws.  The operations of each of the Company and its Subsidiaries is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

5.30     Insolvency Proceedings. Neither the Company nor any of its Subsidiaries is the subject of any pending, rendered or threatened insolvency proceedings of any character. Neither the Company nor any of its Subsidiaries has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither the Company nor any of its Subsidiaries is insolvent and such party will not become insolvent as a result of entering into this Agreement.

5.31     Insurance.

5.31.1     Schedule 5.31.1 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company and its Subsidiaries, copies of which have been provided or made available to the Acquiror Company. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles and (ii) there is no existing default or event which with the giving of notice, lapse of time or both, would constitute a default. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

5.31.2     Schedule 5.31.2 of the Company Disclosure Schedule lists all claims made by the Company and its Subsidiaries against an insurance policy in the past three (3) years that involves more than $5,000. Neither the Company nor any of its Subsidiaries has made any claim against an insurance policy in the past three (3) years as to which the insurer is denying coverage.

5.31.3     Neither the Company nor any of its Subsidiaries has (i) received written notice of cancellation or non-renewal of any insurance policy nor has any termination thereof been threatened in writing or (ii) received any written notice or indication from any of its insurance carriers that any insurance premiums will be materially increased in the future (other than in line with increases generally consistent with increases nationally for similar types of insurance) or that any insurance coverage presently provided for will not be available to the Company or any of its Subsidiaries in the future on substantially the same terms as now in effect.

5.32     Environmental Matters.

5.32.1     There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under or relating to Environmental Laws including those that allege, involve or relate to violations of Environmental Law, environmental losses or the Release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Company Leased Premises or any other real property or facility formerly owned or leased by any of the Company or any of its Subsidiaries.

5.32.2     To the Knowledge of the Company, there are no material amounts of Hazardous Materials that have been Released or are being stored or are otherwise present on, under or about any real property constituting or connected with the Company Leased Premises, and, to the Knowledge of the Company, material amounts of Hazardous Materials have not been Released, stored or are otherwise present on, under or about any real property formerly owned or leased by any of the Company or its Subsidiaries. Each of the Company Leased Premises, during the period it was leased by any of the Company or its Subsidiaries, has been maintained in, and the Company or its Subsidiaries are and have at all prior times otherwise been in compliance with all applicable Environmental Laws.

5.32.3     Neither the Company nor any its Subsidiaries has disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to the Company or its Subsidiaries under or relating to Environmental Laws.

5.33     Leases.

5.33.1     Schedule 5.33.1 of the Company Disclosure Schedule contains a complete and accurate (i) list of all premises currently leased by the Company or its Subsidiaries for the operation of their businesses (the “Company Leased Premises”), and (ii) a list of all leases related thereto (collectively, the “Company Leases”). Neither the Company nor any its Subsidiaries owns any real property.

5.33.2     The Company Leases are valid, binding and enforceable in accordance with their terms (except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles) and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company or its Subsidiaries, and the Company has no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Company Lease (including binding options) are as set forth on Schedule 5.33.2 of the Company Disclosure Schedule.

5.33.3     To the Knowledge of the Company, the Improvements are (i) structurally sound with no known material defects, (ii) in satisfactory operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, and (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect.

5.34     No Commission or FINRA Inquiries. Neither the Company nor any of its current officers and directors is the subject of any formal or informal inquiry or investigation by the Commission or FINRA. The Company currently does not have any outstanding comment letters or other correspondences from the Commission or FINRA. The Company does not know of any event or have any information which would reasonably result in the Commission or FINRA initiating an inquiry, investigation or Proceeding or otherwise affect the Company.

5.35     Completeness of the Representations, Company Disclosure Schedule and Exhibit A. The Company representations under Section V, the Company Disclosure Schedule and Exhibit A hereto completely and correctly present in all material respects the information required by this Agreement.

SECTION VI.
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY

As of the date hereof, subject to the disclosures set forth in the correspondingly numbered Schedule of the Acquiror Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties in such section of this Agreement, the Acquiror Company and its Subsidiaries represent and warrant to the Company and the Shareholders as follows:

6.1     Organization and Qualification.

6.1.1     The Acquiror Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate authority and power and all material governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror Company is duly qualified or registered to do business as a foreign corporation and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or registration necessary, except where the failure to be so qualified or registered will not have a Material Adverse Effect.  Schedule 6.1.1 of the Acquiror Company Disclosure Schedule sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.

6.1.2     Each of the Acquiror Company's Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization. Each of the Acquiror Company's Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Acquiror Company's Subsidiaries is duly qualified or registered to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or registration necessary, except where the failure to be so qualified or registered will not have a Material Adverse Effect. Schedule 6.1.2 of the Acquiror Company Disclosure Schedule sets forth a true, correct and complete list of the Acquiror Company’s Subsidiaries jurisdiction of organization and each other jurisdiction in which the Acquiror Company’s Subsidiaries presently conducts its business or owns, holds and operates its properties and assets.

6.2     Subsidiaries.

6.2.1     Except as set forth on Schedule 6.2.1 of the Acquiror Company Disclosure Schedule, the Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity or enterprise.

6.2.2     The Acquiror Company (or its applicable Subsidiaries’) interests in its Subsidiaries are free and clear of any Liens. In addition, Schedule 6.2.2 of the Acquiror Company Disclosure Schedule sets forth the following for each such Subsidiary: (i) the number of authorized shares for each class of its capital stock or other equity interests, (ii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of its capital stock or other equity interests held in treasury.

6.2.3     All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary has been duly authorized and are validly issued, fully paid, and non assessable. There are no options, warrants, calls, subscriptions, convertible securities or other rights, as of the date hereof, (i) to acquire shares of capital stock or other equity ownership interests in any Subsidiary, (ii) that obligate any Subsidiary to issue, exchange, transfer or sell any shares of its capital stock or other equity ownership interests, or (iii) that are or were convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in any Subsidiary.

6.2.4     There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the capital stock or other equity ownership interests of any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity ownership interests.

6.3     Organizational Documents.  True, correct and complete copies of the Organizational Documents of the Acquiror Company and its Subsidiaries have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery.  The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.

6.4     Authorization.  The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not, other than in relation to the actions contemplated by the Schedule 14F-1 Filing, require from the Acquiror Company Board or the stockholders of the Acquiror Company any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires to the Acquiror Company’s Knowledge no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

6.5     No Violation.  Neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company or any of its Subsidiaries, except as to the issuance of Conversion Shares, which is subject to the Reverse Split being appropriately approved by the stockholders of the Acquiror Company prior to the Automatic Conversion; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any material Lien under, any agreement or instrument to which the Acquiror Company or any of its Subsidiaries is a party or by which the properties or assets of the Acquiror Company or any of its Subsidiaries are bound; (c) contravene, conflict with, or result in a material violation of, any Law or Order to which the Acquiror Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Acquiror Company or any of its Subsidiaries, may be subject; or (d) contravene, conflict with, or result in a material violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or any of its Subsidiaries or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company or any of its Subsidiaries.

6.6     Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7     Securities Laws.  Based on the representations and warranties of each of the Shareholders contained in Section IV, the issuance of the Acquiror Company Preferred Shares, and the Conversion Shares upon the Automatic Conversion, pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement be issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities Laws.

6.8     Capitalization and Related Matters.

6.8.1     Capitalization.  The authorized capital stock of the Acquiror Company consists of 55,000,000 shares: 50,000,000 shares of the Acquiror Company’s Common Stock are authorized, par value $0.01, of which 30,874,685 shares are issued and outstanding immediately prior to the Closing; 5,000,000 shares of the Acquiror Company’s preferred stock are authorized, par value $10.00, of which none are issued or outstanding. All issued and outstanding shares of the Acquiror Company’s Common Stock immediately prior to the Closing and the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Preferred Shares to consummate the transactions contemplated hereby. Except as set forth on Schedule 6.8.1 or as contemplated by this Agreement, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror Company.  The issuance of all of the shares of Acquiror Company’s Common Stock described in this Section 6.8.1 have been in compliance in all material respects with U.S. federal and state securities Laws and state corporate Laws and no stockholder of the Acquiror Company has any right to rescind or bring any other claim against the Acquiror Company for failure to comply under the Securities Act, or state securities Laws. The Acquiror Company Common Stock is currently quoted on the OTC Market under the trading symbol “DIGA.”

6.8.2     No Redemption Requirements.  Except as contemplated by the Closing, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company or any of its Subsidiaries to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3     Duly Authorized.  The issuance of the Acquiror Company Preferred Shares have been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Preferred Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified (except as to Automatic Conversion, which is subject to Acquiror Company’s stockholders’ approval of the Reverse Split), will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by such Shareholder and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9     Compliance with Laws.  Except as set forth on Schedule 6.9 of the Acquiror Company Disclosure Schedule, the business and operations of the Acquiror Company and its Subsidiaries have been and are being conducted in all material respects in accordance with all applicable Laws and Orders. Neither the Acquiror Company nor any of its Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company or any of its Subsidiaries and, to the Knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

6.10     Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company or any of its Subsidiaries and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11     No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

6.12     Absence of Undisclosed Liabilities.  Except as set forth on Schedule 6.12 of the Acquiror Company Disclosure Schedule, neither the Acquiror Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror Company Balance Sheet. Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company and its Subsidiaries will be cancelled prior to the Closing.  Neither the Acquiror Company nor any of its Subsidiaries have incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business, since April 30, 2013.

6.13     Changes.  Except as set forth on Schedule 6.13 of the Acquiror Company Disclosure Schedule or reflected in the Acquiror Company Balance Sheet, since October 1, 2012, each of the Acquiror Company and its Subsidiaries has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.13.1     Ordinary Course of Business.  Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

6.13.2     Adverse Changes.  Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

6.13.3     Loans.  Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4     Liens.  Created or permitted to exist any Lien on any property or asset of the Acquiror Company or any of its Subsidiaries, other than Permitted Liens;

6.13.5     Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire, any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6     Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7     Acquiror Company Contracts.  Terminated or modified any Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8     Claims.  Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company or any of its Subsidiaries in excess of US$10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US$10,000 in the aggregate;

6.13.9     Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of US$10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10   Indebtedness.  Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US$10,000 in the aggregate;

6.13.11   Guarantees.  Guaranteed or endorsed any obligation or net worth of any Person;

6.13.12   Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13     Accounting.  Changed its method of accounting or the accounting principles or practices utilized in the preparation of the Acquiror Company Financial Statements, other than as required by GAAP; or

6.13.14     Agreements.  Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14     Acquiror Company Contracts.  The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Acquiror Company Contract, including each amendment, supplement and modification thereto. Each Acquiror Company Contract is a valid and binding agreement of the Acquiror Company enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally, and is in full force and effect. The Acquiror Company is not in material breach or default of any Acquiror Company Contract to which it is a party and, to the Knowledge of the Acquiror Company, no other party to any Acquiror Company Contract is in material breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) materially contravene, conflict with or result in a material violation or breach of, or become a default or event of default under, any provision of any Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Company Contract.  The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Acquiror Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Acquiror Company Contract.

6.15     Employees and Consultants.

6.15.1     Schedule 6.15.1 of the Acquiror Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Acquiror Company and its Subsidiaries, showing for each as of such date the employee’s name, job title, annualized salary level or hourly rate, exempt/nonexempt status, full-time/part-time status, and any guaranteed annual bonus. Except as set forth on Schedule 6.15.1 of the Acquiror Company Disclosure Schedule, there are no contractual arrangements with employees, including employment agreements (it being understood that all parties do not consider any “at will” arrangements with employees or collective bargaining agreements to be contractual arrangements with employees).

6.15.2     Schedule 6.15.2 of the Acquiror Company Disclosure Schedule contains a list of all independent contractors engaged by the Acquiror Company and its Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Acquiror Company and its Subsidiaries, as the case may be, a copy of which has been made available to the Company. All independent contractors of the Acquiror Company and its Subsidiaries (and all other independent contractors who previously rendered services for the Acquiror Company and its Subsidiaries, at any time) have been, and currently are, properly classified and treated by the Acquiror Company and its Subsidiaries as independent contractors and not as employees. All such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes. The Acquiror Company and its Subsidiaries have fully and accurately reported its independent contractors’ compensation on Internal Revenue Service Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and neither the Acquiror Company nor any of its Subsidiaries has, nor has it ever had, any liability to provide benefits with respect to its independent contractors under any employee program or otherwise

6.16     Labor Relations.

6.16.1      Neither the Acquiror Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Acquiror Company and its Subsidiaries, and neither the Acquiror Company nor any its Subsidiaries has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Acquiror Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Acquiror Company and its Subsidiaries are in material compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.

6.16.2     There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between any of the Acquiror Company and its Subsidiaries and Persons employed by or providing services to such entity.

6.16.3     Each of the Acquiror Company and its Subsidiaries has complied with its obligations to its employees, whether arising under contract, statute or otherwise. Each of the Acquiror Company and its Subsidiaries has obtained a completed Form I-9 from each of its employees and all of its employees are authorized to work in the U.S. Except as set forth on Schedule 6.16.3 of the Acquiror Company Disclosure Schedule and as contemplated under this Agreement, since January 1, 2013, no employee has been voluntarily or involuntarily terminated and no employee has threatened to resign. There are no outstanding loans between any employee and the Acquiror Company or any of its Subsidiaries. No employee has made or commenced or, to the Knowledge of the Acquiror Company, threatened to make or commence any action, Proceeding, complaint, claim or litigation against the Acquiror Company or any of its Subsidiaries or any trustee, officer or stockholder thereof. Set forth on Schedule 6.16.3 is a true, accurate and complete list of the accrued but unused personal leave, personal time off, sick or vacation leave held by the employees of the Acquiror Company and its Subsidiaries.

6.16.4     No employees actively employed by the Acquiror Company or its Subsidiaries has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Acquiror Company or its Subsidiaries.

6.16.5     Except as set forth on Schedule 6.16.5 of the Acquiror Company Disclosure Schedule, none of the officers, directors, managers, or employees of the Acquiror Company or its Subsidiaries is subject to any restrictions on their ability to compete with any party, other than the Acquiror Company, or to solicit the clients, suppliers or employees of any party, other than the Acquiror Company.

6.17     Tax Matters.

6.17.1     Except as set forth on Schedule 6.17.1 of the Acquiror Company Disclosure Schedule, the Acquiror Company and its Subsidiaries have complied with all Laws relating to Taxes. Except as set forth on Schedule 6.17.1 of the Acquiror Company Disclosure Schedule, all Taxes of the Acquiror Company and its Subsidiaries due and payable by the Acquiror Company and its Subsidiaries have been paid (or will be paid prior to the Closing Date), and there is no current liability for any Taxes due and payable in connection with any such filed Tax Returns. All applicable sales, transfer, use, conveyance or similar Taxes were paid by the Acquiror Company and its Subsidiaries when due and payable, except for any such Taxes that were contested in good faith and resolved. All Taxes of the Acquiror Company not yet due and payable have been fully accrued on the books of the Acquiror Company. Except as set forth on Schedule 6.17.1 of the Acquiror Company Disclosure Schedule, the Acquiror Company and its Subsidiaries have filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company or its Subsidiaries.  Except as set forth on Schedule 6.17.1 of the Acquiror Company Disclosure Schedule, no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company or any of its Subsidiaries that the Acquiror Company or any of its Subsidiaries is or may be subject to Taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror Company’s or its Subsidiaries’ property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company or any of its Subsidiaries for any period (or portion of a period) that would affect any period after the date hereof.

6.17.2     Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law.

6.17.3     There is no pending audit, examination, investigation, dispute, Proceeding or claim with respect to any Taxes of the Acquiror Company or any of its Subsidiaries, nor is any such claim or dispute pending or contemplated.  The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company or its Subsidiaries, if any, since 2008 and any and all correspondence with respect to the foregoing.

6.17.4     The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.17.5     Neither the Acquiror Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or has been a party to any Tax allocation or sharing agreement anytime during the past three years.

6.17.6     Neither the Acquiror Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  Neither the Acquiror Company nor any of its Subsidiaries has any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  Neither the Acquiror Company nor any of its Subsidiaries has any ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, neither the Acquiror Company nor any of its Subsidiaries has engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  Neither the Acquiror Company or any of its Subsidiaries is a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17.7     Neither the Acquired Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 351.

6.18     Material Assets.  Except as set forth on Schedule 6.18 of the Acquiror Company Disclosure Schedule, the Acquiror Company Financial Statements reflect the properties and assets (real and personal) currently owned or leased by the Acquiror Company and its Subsidiaries.

6.19     Litigation; Orders.  Except as set forth on Schedule 6.19 of the Acquiror Company Disclosure Schedule, there is no material Proceeding (whether federal, state, local or foreign) pending or, to the Knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company, its Subsidiaries or any of Acquiror Company’s or its Subsidiaries' properties, assets or business.  Except as set forth on Schedule 6.19 of the Acquiror Company Disclosure Schedule, to the Knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding.  Neither the Acquiror Company nor any of its Subsidiaries is subject to any material Orders.

6.20     Licenses.  Each of the Acquiror Company and its Subsidiaries possess from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are materially necessary for the Acquiror Company and its Subsidiaries, as the case may be, to engage in its business as currently conducted and to permit the Acquiror Company and its Subsidiaries, as the case may be, to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”).  Neither the Acquiror Company nor any of its Subsidiaries has received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company or any of its Subsidiaries to engage in its business as currently conducted and to permit the Acquiror Company or its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Acquiror Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a material violation of or a material failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit.  Neither the Acquiror Company nor any of its Subsidiaries has received notice from any Governmental Authority or any other Person regarding:  (i) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit.  All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons.  All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.21     Interested Party Transactions.  No officer, director or stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company or its Subsidiaries, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company or any of its Subsidiaries any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company or any of its Subsidiaries is a party or by which it may be bound or affected other than as contemplated under this Agreement.

6.22     Governmental Inquiries.  The Acquiror Company and its Subsidiaries have provided to the Company a copy of each written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company or its Subsidiaries from any Governmental Authority, and the Acquiror Company’s response thereto, and each written statement, report or other document filed by the Acquiror Company and its Subsidiaries with any Governmental Authority.

6.23     Bank Accounts and Safe Deposit Boxes.  Except as set forth on Schedule 6.23 of the Acquiror Company Disclosure Schedule, neither the Acquiror Company nor any of its Subsidiaries have any bank or other deposit or financial accounts, nor does the Acquiror Company or any of its Subsidiaries have any lock boxes or safety deposit boxes.

6.24     Intellectual Property.

6.24.1     The Acquiror Company and its Subsidiaries have a valid right to use all material Trademarks; Software; Trade Secrets used in the Acquiror Company’s and each Subsidiary’s business as currently conducted. The Acquiror Company or its Subsidiaries either (i) own or have the valid right to use all material Patents, Trademarks, and Copyrights necessary for the conduct of the Acquiror Company’s and each of its Subsidiaries’ businesses as currently conducted, and/or (ii) are validly licensed or authorized under third-party Patents, Trademarks, Trade Secrets, and Copyrights necessary for the same. As used in this Agreement, the term “Acquiror Company License Agreements” means any agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for Software already installed by the manufacturer before purchase on computers purchased by the Acquiror Company, shrink-wrap or click-wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Acquiror Company or any of its Subsidiaries is a party or otherwise bound.

6.24.2     Schedule 6.24.2 of the Acquiror Company Disclosure Schedule sets forth, for the Intellectual Property owned and maintained by the Acquiror Company and its Subsidiaries, a complete and accurate list of all U.S. and foreign (1) Patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations for domains on which any Acquiror Company or Subsidiary website is located) and applications and material unregistered Trademarks; and (3) copyright registrations and applications, and material unregistered Copyrights, and (4) material Trade Secrets, indicating for each item of registered Intellectual Property and for each application to register Intellectual Property, the Person in whose name the registration is held, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status. Schedule 6.24.2 of the Acquiror Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Acquiror Company or any of its Subsidiaries, indicating for each the title and owner/licensor of the Software.

6.24.3     All Intellectual Property owned by the Acquiror Company and its Subsidiaries is free and clear of all Liens.

6.24.4     The Patents, Trademarks, Copyrights and Trade Secrets owned by the Acquiror Company or any of its Subsidiaries as set forth in Schedule 6.24.4 of the Acquiror Company Disclosure Schedule are valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 6.24.2), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. All necessary registration, maintenance and renewal fees currently due have been paid for the purposes of maintaining such Intellectual Property owned by the Acquiror Company or any of its Subsidiaries. There is no pending or, to the Acquiror Company’s Knowledge, threatened opposition, interference or cancellation Proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 6.24.4 of the Acquiror Company Disclosure Schedule, or, to the Acquiror Company’s Knowledge, against any Intellectual Property licensed to the Acquiror Company or its Subsidiaries.

6.24.5     To the Acquiror Company’s Knowledge, the conduct of the Acquiror Company’s and its Subsidiaries’ businesses as currently conducted (including, without limitation, its activities, products and services) does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 6.24.5 of the Acquiror Company Disclosure Schedule lists all U.S. and foreign Patents concerning which: (i) the Acquiror Company or any of its Subsidiaries have obtained or requested written opinion of counsel; or (ii) the Acquiror Company or any of its Subsidiaries have received (y) written allegation or notice of infringement or (z) a license offer outside the ordinary course of business. There are no claims or suits pending or, to the Acquiror Company’s Knowledge, threatened against the Acquiror Company or any of its Subsidiaries, and neither the Acquiror Company nor any of its Subsidiaries has received any notice of a third party claim or suit against the Acquiror Company or any of its Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, misappropriates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

6.24.6     Except as set forth on Schedule 6.24.6 of the Acquiror Company Disclosure Schedule, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Acquiror Company or any of its Subsidiaries are bound which (1) restrict the Acquiror Company’s or its Subsidiaries’ rights to use, transfer, license or enforce any Intellectual Property, (2) restrict the Acquiror Company’s or its Subsidiaries’ businesses in order to accommodate a third party’s Intellectual Property or (3) permit third parties to use, or grant any third party any right with respect to any Intellectual Property owned by the Acquiror Company or any of its Subsidiaries. Neither the Acquiror Company nor any of its Subsidiaries have licensed or sublicensed their rights in any Intellectual Property other than pursuant to the Acquiror Company License Agreements, and no royalties, honoraria or other fees are payable by the Acquiror Company or its Subsidiaries for the use of or right to use any Intellectual Property licensed to the Acquiror Company or its Subsidiaries, except pursuant to the Acquiror Company License Agreements. The Acquiror Company License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Acquiror Company and its Subsidiaries is in compliance with, and has not breached any term of any such Acquiror License Agreement and, to the Acquiror Company’s Knowledge, all other parties to such Acquiror Company License Agreements are in compliance with, and have not breached any term thereof. To the Acquiror Company’s Knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Acquiror Company or any other party under any such Acquiror License Agreement.

6.24.7     To the Acquiror Company’s Knowledge, no Trade Secret of the Acquiror Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Acquiror Company and the applicable Subsidiary’s proprietary interests in and to such Trade Secrets. Neither the Acquiror Company nor, to the Acquiror Company’s Knowledge, any other party to any non-disclosure agreement relating to the Acquiror Company’s or any of its Subsidiaries’ Trade Secrets is in breach or default thereof. The Company and its Subsidiaries have taken commercially reasonable steps to protect their material Trade Secrets, and any Trade Secrets provided to the Company or any Subsidiary by a third party as a Trade Secret. The Acquiror Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Intellectual Property owned by either the Acquiror Company or any of its Subsidiaries currently used in the Acquiror Company’s or any of the Subsidiaries’ business. Without limiting the foregoing, each of the Acquiror Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Acquiror Company or any Subsidiary that have created any material Intellectual Property owned by either the Company or any of its Subsidiaries to assign to the Acquiror Company or its Subsidiaries all of their right, title and interest in such Intellectual Property, and to the Acquiror Company’s Knowledge, no party to any such agreement is in breach thereof.

6.24.8     To the Acquiror Company’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Acquiror Company or any of its Subsidiaries. Within the past five (5) years, no claims alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Acquiror Company or any of its Subsidiaries have been brought, asserted or threatened against any third party by the Acquiror Company or any of its Subsidiaries.

6.24.9     The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Acquiror Company’s or any of its Subsidiaries’ right to own or use any of the Intellectual Property, and will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property. The consummation of any of the transactions contemplated under this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any material Acquiror Company License Agreements.

6.24.10      Schedule 6.24.10 of the Acquiror Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by or used in the services offered by the Acquiror Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 6.24.10 of the Acquiror Company Disclosure Schedule which the Acquiror Company or any of its Subsidiaries purports to own, such Software was either developed (1) by employees of the Acquiror Company or any of its Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in such Software to the Acquiror Company or any of its Subsidiaries pursuant to written agreements.

6.24.11     The Acquiror Company and each of its Subsidiaries have all requisite licenses to use any shrink-wrap or click-wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, such licenses are valid, and neither the Acquiror Company nor any Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. To the Acquiror Company’s Knowledge, neither the Acquiror Company nor any of its Subsidiaries is in violation of any applicable Law or any Contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither the Acquiror Company nor any of its Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

6.25     Title to and Condition of Properties.  Each of the Acquiror Company and its Subsidiaries owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The buildings, plants, machinery and equipment necessary for the conduct of the business of the Acquiror Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6.26     SEC Documents; Financial Statements.  Except as set forth on Schedule 6.26 of the Acquiror Company Disclosure Schedule, the Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Acquiror Company was required by Law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable.  The financial statements of the Acquiror Company included in the Registration Statements and the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended (the “Acquiror Company Financial Statements”).

6.27     Employee Benefits.

6.27.1     Set forth in Schedule 6.27.1 of the Acquiror Company Disclosure Schedule is a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Acquiror Company or any of its Subsidiaries, or with respect to which the Acquiror Company or any of its Subsidiaries has or reasonably could incur any liability (the “Acquiror Company Benefit Plans”).

6.27.2     The Acquiror Company has heretofore made available to the Company (A) true and complete copies of each of the Acquiror Company Benefit Plans (or written explanations of any unwritten Acquiror Company Benefit Plans) as in effect on the date hereof and amendments thereto, including summary plan descriptions; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination or opinion letters from the IRS (if applicable) for such Acquiror Company Benefit Plans.

6.27.3     With respect to each Acquiror Company Benefit Plans, the Acquiror Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all Laws and regulations applicable to such Acquiror Company Benefit Plans and each Acquiror Company Benefit Plan has been administered in all material respects in accordance with its terms. The IRS has issued a favorable determination or opinion letter with respect to each Acquiror Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code that has not been revoked, and, to the Acquiror Company’s Knowledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable Law for which the remedial amendment period has not yet expired). No Acquiror Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

6.27.4     All contributions required to be made by the Acquiror Company to any Acquiror Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Acquiror Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the Acquiror Company Financial Statements. Each Acquiror Company Benefit Plan, if any, that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) unfunded.

6.27.5      There is no pending or, to the Acquiror Company’s Knowledge, threatened Proceedings relating to the Acquiror Company Benefit Plans. Neither the Acquiror Company nor any of its Subsidiaries has engaged in a transaction with respect to any Acquiror Company Benefit Plan that would subject the Acquiror Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

6.27.6     No Acquiror Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Acquiror Company nor any of its Subsidiaries has contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to Title IV of ERISA at any time on or after December 31, 1994. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Acquiror Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Acquiror Company under Section 4001 of ERISA or Section 414 of the Code (an “Acquiror Company ERISA Affiliate”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Acquiror Company Benefit Plan or, to the Acquiror Company’s Knowledge, by any Acquiror Company ERISA Affiliate. Neither the Acquiror Company nor any of its Subsidiaries or Acquiror Company ERISA Affiliates has provided, or is required to provide, security to any Acquiror Company Benefit Plan or any single-employer plan of a Acquiror Company ERISA Affiliate.

6.27.7     Neither the Acquiror Company nor any of its Subsidiaries has any obligation for retiree health, life or other welfare benefits, except for benefits and coverage required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of the Acquiror Company or any of its Subsidiaries to amend or terminate any such plan (other than reasonable and customary advance notice and consent requirements and administrative expenses) without incurring any liability thereunder.

6.27.8     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either standing alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute” (within the meaning of Section 4999 of the Code), forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Acquiror Company or any of its Subsidiaries under any Acquiror Company Contract or Acquiror Company Benefit Plan, (B) increase any benefits otherwise payable under any Acquiror Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefit, or (D) affect in any way the ability to amend, terminate, merge or administer any Acquiror Company Benefit Plan.

6.27.9     The Acquiror Company does not maintain a Acquiror Company Benefit Plan or other arrangement that is subject to Section 409A of the Code. Any Acquiror Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code.

6.27.10     The Acquiror Company has not granted any awards intended to constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Code.

6.28     Money Laundering Laws.  The operations of each of the Acquiror Company and its Subsidiaries is and has been conducted at all times in compliance with the applicable Money Laundering Laws, and no Proceeding involving the Acquiror Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Acquiror Company, threatened.

6.29     Board Recommendation.  The Acquiror Company Board, by resolution at a board meeting, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

6.30     Insolvency Proceedings. Except as set forth on Schedule 6.30 of the Acquiror Company Disclosure Schedule, neither the Acquiror Company nor any of its Subsidiaries is the subject of any pending, rendered or threatened insolvency proceedings of any character. Neither the Acquiror Company nor any of its Subsidiaries has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither the Acquiror Company nor any of its Subsidiaries is insolvent and such party will not become insolvent as a result of entering into this Agreement.

6.31     Insurance.

6.31.1     Schedule 6.31.1 of the Acquiror Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Acquiror Company and its Subsidiaries, copies of which have been provided or made available to the Company. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles and (ii) there is no existing default or event which with the giving of notice, lapse of time or both, would constitute a default. Neither the Acquiror Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

6.31.2     There have been no claims made by the Acquiror Company and its Subsidiaries against an insurance policy in the past three (3) years that involves more than $5,000. Neither the Acquiror Company nor any of its Subsidiaries has made any claim against an insurance policy in the past three (3) years as to which the insurer is denying coverage.

6.31.3     Neither the Acquiror Company nor any of its Subsidiaries has (i) received written notice of cancellation or non-renewal of any insurance policy nor has any termination thereof been threatened in writing or (ii) received any written notice or indication from any of its insurance carriers that any insurance premiums will be materially increased in the future (other than in line with increases generally consistent with increases nationally for similar types of insurance) or that any insurance coverage presently provided for will not be available to the Acquiror Company or any of its Subsidiaries in the future on substantially the same terms as now in effect.

6.32     Environmental Matters.

6.32.1     There are no Environmental Claims pending or, to the Knowledge of the Acquiror Company, threatened against the Acquiror Company or any of its Subsidiaries under or relating to Environmental Laws including those that allege, involve or relate to violations of Environmental Law, environmental losses or the Release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Acquiror Company Leased Premises or any other real property or facility formerly owned or leased by any of the Acquiror Company or any of its Subsidiaries.

6.32.2     To the Knowledge of the Acquiror Company, there are no material amounts of Hazardous Materials that have been Released or are being stored or are otherwise present on, under or about any real property constituting or connected with the Acquiror Company Leased Premises, and, to the Knowledge of the Acquiror Company, material amounts of Hazardous Materials have not been Released, stored or are otherwise present on, under or about any real property formerly owned or leased by any of the Acquiror Company or its Subsidiaries. Each of the Acquiror Company Leased Premises, during the period it was leased by any of the Acquiror Company or its Subsidiaries, has been maintained in, and the Acquiror Company or its Subsidiaries are and have at all prior times otherwise been in compliance with all applicable Environmental Laws.

6.32.3     Neither the Acquiror Company nor any its Subsidiaries has disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to the Acquiror Company or its Subsidiaries under or relating to Environmental Laws.

6.33     Leases.

6.33.1     Schedule 6.33.1 of the Acquiror Company Disclosure Schedule contains a complete and accurate (i) list of all premises currently leased by the Acquiror Company or its Subsidiaries for the operation of their businesses (the “Acquiror Company Leased Premises”), and (ii) a list of all leases related thereto (collectively, the “Acquiror Company Leases”). Except as stated on Schedule 6.33.1 of the Acquiror Company Disclosure Schedule, neither the Acquiror Company nor any its Subsidiaries owns any real property.

6.33.2     The Acquiror Company Leases are valid, binding and enforceable in accordance with their terms (except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles) and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Acquiror Company or its Subsidiaries, and the Acquiror Company has no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Acquiror Company Lease (including binding options) are as set forth on Schedule 6.33.2 of the Acquiror Company Disclosure Schedule.

6.33.3     To the Knowledge of the Acquiror Company, the Improvements are (i) structurally sound with no known material defects, (ii) in satisfactory operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, and (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect.

6.34     Certain Registration Matters. The Acquiror Company has not granted or agreed to grant any Person any rights (including “piggy-back registration rights) to have any securities of the Acquiror Company registered with the Commission or any other Governmental Authority that have not been satisfied.

6.35     No Commission or FINRA Inquiries. Neither the Acquiror Company nor any of its Current Officers and Directors is the subject of any formal or informal inquiry or investigation by the Commission or FINRA. The Acquiror Company currently does not have any outstanding comment letters or other correspondences from the Commission or FINRA. The Acquiror Company does not know of any event or have any information which would reasonably result in the Commission or FINRA initiating an inquiry, investigation or Proceeding or otherwise affect the Acquiror Company.

6.36     Internal Accounting and Disclosure Controls. The Acquiror Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Acquiror Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Acquiror Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Acquiror Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Acquiror Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Acquiror Company nor any of its Subsidiaries has received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Acquiror Company or any of its Subsidiaries.

6.37     Shell Company Status. The Acquiror Company is not, nor has it ever been, the type of “issuer” defined in Rule 144(i)(1) under the Securities Act.

6.38     Completeness of Representations and Acquiror Company Disclosure Schedule. The Acquiror Company’s representations under Section VI and the Acquiror Company Disclosure Schedule completely and correctly present in all material respects the information required by this Agreement.

SECTION VII.
COVENANTS OF THE ACQUIROR COMPANY

7.1     SEC Documents.  From and after the Closing Date, in the event the Commission notifies the Acquiror Company of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror Company receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Acquiror Company’s business or operations, as in existence through the date hereof in any SEC Document or registration statement filed after the Closing Date, the Acquiror Company shall promptly notify the Current Officers and Directors of the Acquiror Company and the Current Officers and Directors shall fully cooperate with the Acquiror Company in connection with such review and response.

7.2     Schedule 14F-1 Filing.  Within four (4) business days following the execution of this Agreement, the Acquiror Company shall prepare the Schedule 14F-1 Filing required by Rule 14f-1 promulgated under the Exchange Act in connection with the change of control to be effectuated by the appointment of new directors at the Closing and file the Schedule 14F-1 Filing with the Commission and mail the same to each of the Acquiror Company’s stockholders.

7.3     Form 8-K.  Within four (4) business days following the execution of this Agreement, the Acquiror Company shall file the Form 8-K announcing the transaction.

7.4     Reverse Split. As soon as practicable following the Closing, but in no event later than thirty (30) days following the Closing Date, the Acquiror Company shall approve, and the Acquiror Company shall seek to obtain stockholder approval for, and shall cause to be effected upon such approval, a reverse stock split of the Acquiror Company Common Stock in such multiple that would cause the total number of shares of Acquiror Company Common Stock outstanding, including the shares underlying the Acquiror Company Preferred Shares, the Substitute Options, the Converted Company Warrants and any other options, warrants and rights to acquire Acquiror Company Common Stock, to equal approximately 12,402,109 shares (the “Reverse Split”).

7.5     Name Change. As soon as practicable following the Closing, but in no event later than thirty (30) days following the Closing Date, the Acquiror Company shall approve, and the Acquiror Company shall seek to obtain stockholder approval for, an amendment to the Acquiror Company’s Certificate of Incorporation to change the name of the Acquiror Company to “VeriTeQ Corporation” to better reflect the business of the Company that it is acquiring.

7.6     Schedule 14C Filing for Reverse Split, Name Change, and Flexible Stock Plan. As promptly as practicable following the Closing Date, the Acquiror Company shall file and mail the Schedule 14C Filing to the stockholders of the Acquiror Company with respect to the approval of the Reverse Split, amending the Acquiror Company’s Certificate of Incorporation to change its name and, subject to approval of the Reverse Split, the Flexible Stock Plan.

7.7     Conversion of Company Stock Options. Following the approval of the Reverse Split and the Flexible Stock Plan by the Acquiror Company’s stockholders, the Company Stock Options shall be automatically converted into options issued under the Flexible Stock Plan to acquire shares of the Acquiror Company Common Stock in an amount and at an exercise price, each as determined in the following sentence, and with the same vesting schedules applicable to such Company Stock Options (each, an “Substitute Option”). Each Substitute Option shall represent the right to acquire (i) a number of shares of the Acquiror Company Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option by (B) the Exchange Ratio (ii) at an exercise price per share of the Acquiror Company Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio; provided that (1) in all cases, the exercise price of, and number of shares subject to, each Substitute Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

7.8     Form S-8 Registration Statement. Within thirty (30) days after the approval of the Reverse Split and the Flexible Stock Plan by the Acquiror Company’s stockholders, the Acquiror Company shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquiror Company Common Stock issuable upon exercise of Substitute Options (other than Substitute Options held by Persons who are not employees of the Company as of the Closing Date), and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Substitute Options remain outstanding.

7.9     Form D; Blue Sky Filings. Based on the representations and warranties of each of the Shareholders contained in Section IV and the ability of the Acquiror Company to rely on the exemption under Rule 506 as contemplated by this Agreement, the Acquiror Company agrees to timely file, with respect to the issuance of the Acquiror Company Preferred Shares: (i) a Form D with the Commission as required under Regulation D, and (ii) any necessary notice filing with applicable states under their applicable securities or “Blue Sky” Laws, unless such state’s applicable securities Laws provide for another exemption which does not require a filing or payment of a filing fee. The Acquiror Company shall, upon request of any Shareholder, provide a copy of any such filings made to such Shareholder.

7.10     Section 16 Matters. Assuming that the Company delivers to the Acquiror Company the Section 16 Information (as defined below) in a timely and accurate manner before the Closing Date, the Acquiror Company’s Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event before the Closing Date adopt a resolution providing that the receipt by the Company Insiders (as defined below) of the Acquiror Company Preferred Shares in exchange for the Company Common Stock, the Substitute Options in exchange for the Company Stock Options, and/or the Converted Company Warrants in exchange for Company Warrants, which each provides rights to acquire shares of Acquiror Common Stock upon conversion or exercise, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt shall be so exempt. For the purpose of this Section 7.10, “Company Insiders” means those Shareholders who will become an officer or director of the Acquiror Company upon Closing as specified under Sections 2.3 and 2.4 of this Agreement, and “Section 16 Information” means information regarding the Company Insiders, including the number of shares of Acquiror Company Common Stock held by a Company Insider prior to the Closing, the number of shares of Company Common Stock held by a Company Insider prior to the Closing, and the number and description of the Company Stock Options and Company Warrants held by a Company Insider prior to the Closing.

7.11     Exclusivity.

7.11.1     The Acquiror Company shall, and shall cause its Affiliates, directors, officers, employees, agents and advisors to, deal exclusively with the Company and its Affiliates, directors, officers, employees, agents and advisors (collectively, the “Company Representatives”) regarding the transactions contemplated hereunder, except as otherwise contemplated under this Agreement or is required under Law; and the Acquiror Company shall not (a) solicit, initiate, facilitate or knowingly encourage any Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal; (b) provide information or documentation to any Person other than the Company and the Company Representatives with respect to the Acquiror Company relating to any such Takeover Proposal; (c) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement or understanding (whether oral or written, binding or nonbinding) relating to, or that would reasonably be expected to lead to, any Takeover Proposal except this Agreement and the other agreements contemplated by this Agreement; or (d) participate in any negotiations with, assist or facilitate in any other manner, except as otherwise required by Law, any Person other than the Company regarding a Takeover Proposal or any inquiry that constitutes or would reasonably be likely to lead to a Takeover Proposal, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or would reasonably be expected to lead to any Takeover Proposal, or requires the Acquiror Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. If the Acquiror Company receives an unsolicited inquiry, offer or proposal relating to a Takeover Proposal, the Acquiror Company shall promptly notify the Company thereof within 48 hours, including information as to the contents and terms of such inquiry, offer or proposal.

7.11.2     For the purpose of this Section 7.11, “Takeover Proposal” means, other than a transaction between or among the Company, any of its Affiliates, the Shareholders and the Acquiror Company, any proposal or offer, whether or not conditional, whether or not binding, and whether or not written, from any Person (other than the Company and its Affiliates) relating to any direct or indirect: (a) acquisition of substantially all of the assets of the Acquiror Company; (b) acquisition of, or acquisition of rights to acquire, more than 50% of the outstanding shares of Acquiror Company Common Stock; (c) acquisition of any new class of Equity Securities of the Acquiror Company which would provide, or upon conversion would provide, the holders with more than 50% of the voting power of the Acquiror Company, including the Acquiror Company Preferred Shares; (d) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 50% of the outstanding shares of the Acquiror Company Common Stock; or (e) merger, consolidation, business combination or similar transaction involving the Acquiror Company.

7.11.3     Notwithstanding Section 7.11.1, prior to the Closing, if the Board of Directors of the Acquiror Company determines in good faith that an unsolicited written Takeover Proposal received after the date of this Agreement other than in breach of this Section 7.11 constitutes or is reasonably likely to lead to a “Superior Proposal” (as that term is hereinafter defined) to the transactions contemplated under this Agreement and that it is reasonably necessary to take such action to comply with its fiduciary duties to the stockholders of the Acquiror Company under applicable Law and after receiving the advice of its outside counsel, then the Acquiror Company, after giving the Company prompt written notice of such determination (and in any event no later than 48 hours after such determination), may (a) furnish any information with respect to the Acquiror Company to the Person (and its representatives) making such Takeover Proposal pursuant to a confidentiality agreement not less restrictive of such Person than the confidentiality agreement entered into by the Company and Acquiror Company and (b) participate in discussions and negotiations with such Person (and its representatives) regarding a Takeover Proposal. For purposes herein, the term “Superior Proposal” means a bona fide written proposal or offer to acquire, directly or indirectly, more than 50% of the Equity Securities of the Acquiror Company or all or substantially all of the assets of the Acquiror Company, made by a third party, and which is otherwise on terms and conditions which the Acquiror Company Board determines in its good faith judgment and by resolution duly adopted (after consultation with outside counsel and its financial advisors and in light of all relevant circumstances that the Acquiror Company Board deems relevant, including all the terms and conditions of such proposal and this Agreement and the timing and certainty of consummation) to be more favorable to the Acquiror Company’s stockholders from a financial point of view than the terms set forth in this Agreement or the terms of any other proposal made by the Buyer, and which the Acquiror Company Board determines in good faith is reasonably capable of being consummated on the terms so proposed, taking into account any financing and approval requirements, the timing of such consummation and all financial, regulatory, legal and other aspects of such proposal that the Acquiror Company Board deems relevant.

SECTION VIII.
COVENANTS AND AGREEMENTS OF THE PARTIES

8.1     Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company (and any Subsidiary) and the Acquiror Company (and any Subsidiary) as each party may reasonably request.  In order that each party may have the full opportunity to do so, the Company and the Acquiror Company shall furnish each party and its representatives during such period with all such information concerning the affairs of the Company (and any Subsidiary) or the Acquiror Company (and any Subsidiary) as each party or its representatives may reasonably request and cause the Company (and any Subsidiary) or the Acquiror Company (and any Subsidiary) and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

8.2     Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and in connection with the issuance of the Substitute Options and Converted Company Warrants and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

8.3     Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any transactions or incur any liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Company and the holders of a majority of voting stock of the Company, on the one hand, and the Acquiror Company, on the other hand.  Without the prior written consent of the Company, the Shareholders, or the Acquiror Company, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing. Additionally, between the date of this Agreement and the Closing Date, neither the Company or any of its Subsidiaries nor the Acquiror Company or any of its Subsidiaries shall issue or agree to issue any Equity Securities to any Person, except pursuant to existing contracts or written obligations.

8.4     Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its Subsidiaries.

8.5     Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

8.6     Public Disclosure.  Except to extent the parties are required by applicable Law or regulation to make disclosure, or except as contemplated under Section 13.2 of this Agreement, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by Law or regulation to make disclosure regarding the transaction, other than as contemplated under Section 13.2 of this Agreement, it shall, if possible, immediately notify the other party prior to such disclosure and provide the opportunity for the other party to make reasonable comments to such disclosure.

8.7     Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of the Acquiror Company, after the Closing Date, the Current Officers and Directors shall use commercially reasonable efforts to provide such information available to them, including information, filings, reports, financial statements or other circumstances of the Acquiror Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror Company for the preparation of the post-Closing Date reports that the Acquiror Company is required to file with the Commission to comply with applicable reporting requirements under the Exchange Act, or filings required to disclose matters that relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

8.8     No Loans or Advances.  Except for loans and advances outstanding as of the Closing Date or such loans and advances that are in compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, the Company will not make any loans, advances or other extensions of credit to the officers or directors of the Company, any Subsidiary or any family member or Affiliate of any of such officers or directors.

SECTION IX.
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

9.1     Accuracy of Representations; Covenants.  The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Company and the Shareholders on or before the Closing Date shall have been complied with and performed in all material respects.

9.2     No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.3     Consents.  All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company or its Subsidiaries and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company, its Subsidiaries or the Shareholders, as the case may be.

9.4     Certificate of Officer.  The Company will have delivered to the Acquiror Company a certificate, dated the Closing Date, executed by the chief executive officer or chief financial officer of the Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2, and 9.3 relating to the Company.

9.5     Certificate of Shareholders.  The Shareholders will have delivered to the Acquiror Company a certificate, dated the Closing Date, executed by each Shareholder, certifying the satisfaction of the condition specified in Section 9.1 relating to the Shareholders.

9.6     Documents.  The Company and the Shareholders, as the case may be, must deliver to the Acquiror Company at or before the Closing:

9.6.1     share certificates evidencing the number of Shares held by the Shareholders, along with executed share transfer forms transferring such Shares to the Acquiror Company, in the form satisfactory to the Acquiror Company, together with a certified copy of a board resolution of the Company approving the registration of the transfer of such Shares to the Acquiror Company;

9.6.2     the Company will have delivered to the Acquiror Company a certificate executed by the Secretary, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company, (B) the resolutions of the Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

9.6.3     each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed;

9.6.4     a Certificate of Good Standing of the Company that is dated within five (5) business days of the Closing;

9.6.5     the Company will have delivered to the Acquiror Company evidence of consents from: (A) all the holders of Company Warrants to receive Converted Company Warrants in exchange for their rights under the Company Warrants and (B) all the holders of Company Stock Options to receive the right to receive Substitute Options in exchange for their rights under the Company Stock Option, both as contemplated under this Agreement; and

9.6.6     such other documents as the Acquiror Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Company and the Shareholders pursuant to Section 9.1, (B) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company or the Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Section 9, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.7     No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, its Subsidiaries, the Company, its Subsidiaries or the Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.8     No Claim Regarding Ownership of Shares or Consideration.  Except for the Shareholders and the holders of the Company Stock Options and Company Warrants as listed on Exhibit A and Schedule 5.7.1 of the Company Disclosure Schedule, there has not been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Preferred Shares.

9.9     No Liability.  Except as set forth on Schedule 9.9 of the Company Disclosure Schedule, the Company and its Subsidiaries will not have any outstanding obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) payable by the Company or its Subsidiaries, whether or not known to the Company, in excess, in the aggregate, of $1,500,000 at Closing.

9.10     UCC-3s. The Company has filed a UCC-3 termination statement effecting the release of the Liens set forth on Schedule 9.10 of the Company Disclosure Schedule.

9.11     Amendment to Royalty Agreement. The Company has entered into an amendment to the Asset Purchase Agreement dated August 28, 2012 with PositiveID Corporation removing the right to receive minimum royalties under such agreement.

9.12     W-2s. The Company has filed appropriate W-2s for the Company’s employees which were not previously filed, and the Company has paid all applicable payroll and withholding taxes owed by the Company.

9.13     Silverman Employment Agreement. The Employment Agreement between Scott R. Silverman and the Acquiror Company, as attached hereto as Exhibit D, is duly executed and delivered to the Acquiror Company.

9.14     Geissler Employment Agreement. The Employment Agreement between Randolph Geissler and the Acquiror Company, as attached hereto as Exhibit E, is duly executed and delivered to the Acquiror Company.

9.15     Breece Employment Agreement. The Employment Agreement between Lorraine Breece and the Acquiror Company, as attached hereto as Exhibit F, is duly executed and delivered to the Acquiror Company.

9.16     Termination of Company Employment Agreements. The Company will have delivered evidence to the Acquiror Company that the employment agreements of Scott R. Silverman and Randolph Geissler with the Company have been terminated as of the Closing Date, and Messrs. Silverman and Geissler have delivered to the Acquiror Company certificates executed by them acknowledging that the transactions contemplated by this Agreement will not trigger any change of control payments or will waive any rights to any change of control payments that may be triggered.

SECTION X.
CONDITIONS PRECEDENT OF THE COMPANY
AND THE SHAREHOLDERS

The Shareholders’ obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Shareholders jointly, in whole or in part):

10.1     Accuracy of Representations; Covenants.  The representations and warranties of the Acquiror Company set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Acquiror Company on or before the Closing Date shall have been complied with and performed in all material respects.

10.2     No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

10.3     Consents.

10.3.1     All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company or its Subsidiaries for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company and its Subsidiaries.

10.3.2     Without limiting the foregoing, the Schedule 14F-1 Filing shall have been prepared and filed with the Commission by the Acquiror Company in compliance with Section 7.2.

10.4     Certificate of Officer.  The Acquiror Company will have delivered to the Company a certificate, dated the Closing Date, executed by the chief executive officer or chief financial officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 10.1, 10.2, and 10.3 relating to the Acquiror Company.

10.5     Documents.  The Acquiror Company must have caused the following documents to be delivered to the Company at or before the Closing:

10.5.1     share certificate(s) evidencing 4,107,592 shares of Acquiror Company Preferred Shares issued to the Shareholders, in accordance with Exhibit A;

10.5.2     The Acquiror Company will have delivered to the Company a certificate executed by the chief executive officer or chief financial officer, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of the Acquiror Company, (B) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

10.5.3     a Certificate of Good Standing of the Acquiror Company that is dated within five (5) business days of the Closing;

10.5.4     each of the Transaction Documents to which the Acquiror Company is a party, duly executed;

10.5.5     the resignation of Daniel R. Penni as an officer of the Acquiror Company on the Closing Date and the resignations of each of Joseph J. Grillo and Dennis G. Rawan from the Acquiror Company Board to be effective at the Effective Time;

10.5.6     Acquiror Company Board Resolutions (i) appointing Scott R. Silverman, Barry Edelstein, Michael E. Krawitz and Shawn Wooden as members of the Acquiror Company Board to be effective at the Effective Time, and (ii) appointing Scott R. Silverman as the Chief Executive Officer of the Acquiror Company, to be effective at the Effective Time;

10.5.7     a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of Acquiror Company Common Stock and Acquiror Company preferred stock immediately before the Closing; and

10.5.8     such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 10.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

10.6     No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company or its Subsidiaries, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

10.7     Certificate of Designations. Prior to the Closing, the Series B Certificate of Designations attached hereto as Exhibit B shall have been filed with the Secretary of State of the State of Delaware.

10.8     Trading. Trading in the Acquiror Company Common Stock shall not have been suspended by the Commission or any trading market

10.9     UCC-3s. UCC-3 termination statements effecting the release of the Liens set forth on Schedule 10.9 of the Company Disclosure Schedule.

10.10     Cash. The Acquiror Company had cash as of June 24, 2013, as set forth on Schedule 10.10 of the Acquiror Company Disclosure Schedule, inclusive of any and all cash needed to pay the Acquiror Company’s legal fees, audit fees and fees associated with preparing and filing the Acquiror Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

10.11     Flexible Stock Plan. The Acquiror Company Board has approved the Flexible Stock Plan.

SECTION XI.
INDEMNIFICATION

11.1     Survival. All representations and warranties under Sections IV, V and VI contained in this Agreement shall survive the Closing Date and shall continue in full force and effect for a period of eighteen (18) months after the Closing Date. The covenants and obligations of the Acquiror Company and the Company set forth in this Agreement shall survive until they are fulfilled. Notwithstanding anything in the foregoing to the contrary, those representations and warranties with respect to which a specific claim has been asserted prior to the expiration of the applicable survival period shall survive with respect to such claim until the resolution thereof.

11.2     Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Acquiror Company, its directors, officers, employees and agents, and their successors and assigns (collectively, the “Acquiror Indemnified Persons”) against any and all Losses suffered or incurred by them arising out of, relating to or resulting from: (a) any breach of any representation or warranty made by the Company in this Agreement under Section V; or (b) the breach by the Seller of any of its covenants or agreements in this Agreement.

11.3     Indemnification by the Acquiror Company. The Acquiror Company shall indemnify, defend and hold harmless the Company, its directors, officers, Shareholders and agents, and their successors and assigns (collectively, the “Company Indemnified Persons”) against any and all Losses suffered or incurred by them arising out of, relating to or resulting from: (a) any breach of any representation or warranty made by the Acquiror Company in this Agreement under Section VI; or (b) the breach by the Acquiror Company of any of its covenants or agreements in this Agreement.

11.4     Limitations on Liability. An Indemnified Party shall have no right to receive any indemnification under Section 11.2 or Section 11.3 until the indemnifiable Loss of such Indemnified Party exceeds, in the aggregate, $25,000.00 (the “Indemnification Threshold”). Once the Indemnification Threshold has been reached, the Indemnifying Party will be obligated to pay, and the Indemnified Party will be entitled to receive, the entire Loss (and not merely the amount of Loss exceeding the Indemnification Threshold). The liability of an Indemnifying Party under this Section XI for all Losses shall not exceed, in the aggregate, the amount of $100,000.00. The party making a claim under this Article XI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party”.

11.5     Sole Remedy. Except as set forth in Section 12.3.2, from and after the Closing Date, the remedies provided in this Section XI shall be the sole and exclusive remedy of the Acquiror Indemnified Persons and the Company Indemnified Persons for any claim arising out of this Agreement, including the breach of any representation, warranty or covenant contained in this Agreement; provided, however, that nothing contained in this Agreement shall limit or impair any right that the Acquiror Indemnified Persons or the Company Indemnified Persons may have to sue and obtain equitable relief or any right or remedy that the Acquiror Indemnified Persons or the Company Indemnified Persons may have against the Company, on the one hand, or the Acquiror Company, on the other hand, for Loss incurred as a result of claims brought on the basis of fraud or intentional misrepresentation.

11.6     Asserting Indemnification Claims.

11.6.1       Each party shall promptly, and in all events within ten (10) days of obtaining actual knowledge thereof, provide the Indemnifying Party with written notice of the existence of any claim, demand, or other matter initiated by a third party requiring a defense to which the Indemnifying Party’s obligations under this Section XI would apply (each, a “Third Party Claim”). The Indemnifying Party shall be entitled to defend the Third Party Claim at the Indemnifying Party’s own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. Any Third Party Claim shall not be settled or compromised without the consent of the Indemnified Party; provided, however, that if the Indemnified Party does not consent to such settlement or compromise, such Third Party Claim shall not be settled or compromised, but the Indemnifying Party’s obligation to indemnify with respect hereto shall be limited to the amount for which such Third Party Claim could have been settled or compromised, together with the cost of defense through the date such matter could have been settled or compromised. If the Indemnifying Party shall, within thirty (30) days after receipt of notice of any Third Party Claim, fail to defend such Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the Third Party Claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state Tax Proceeding), the Indemnified Party shall make available, or cause to be made available, all information and assistance that the Indemnifying Party may reasonably request.

11.6.2       If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of the Loss sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

11.7     Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Section XI promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for any Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which case it shall so notify the Indemnified Party in writing. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder no later than three (3) business days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing; (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment; or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto

SECTION XII.
TERMINATION

12.1     Termination

12.1.1     This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written consent of the Company and the Acquiror Company.

(b)     by the Company or the Acquiror Company if the Closing does not occur on or before July 31, 2013; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a material representation, warranty, covenant or agreement under this Agreement has been the cause of or results in the failure of the Closing to occur on or before such date.

(c)     by the Company if:

(i)

any condition to the obligations of the Company hereunder becomes incapable of fulfillment (other than as a result of a breach by the Company of any material covenant or agreement contained in this Agreement), and such condition is not waived by the Company; or

(ii)

any material representation or warranty made by the Acquiror Company under Section VI was materially untrue as of the date of this Agreement or has become materially untrue since the date of this Agreement and the Company has notified the Acquiror Company of the same, and the same has continued without cure for a period of ten (10) days after such notice, or there was fraud or willful misrepresentation by the Acquiror Company in making the representations or warranties under Section VI

(d)     by the Acquiror Company if:

(i)

any condition to the obligations of the Acquiror Company hereunder becomes incapable of fulfillment (other than as a result of a breach by the Acquiror Company of any material covenant or agreement contained in this Agreement), and such condition is not waived by the Acquiror Company; or

(ii)

any material representation or warranty made by the Company under Section V or by the Shareholders under Section IV was materially untrue as of the date of this Agreement or has become materially untrue since the date of this Agreement and the Acquiror Company has notified the Company of the same, and the same has continued without cure for a period of ten (10) days after such notice, or there was fraud or willful misrepresentation by the Company or the Shareholders in making the representations or warranties under Section V and IV, as applicable.

(e)     by the Company or the Acquiror Company if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

(f)     by the Acquiror Company in connection with a Takeover Proposal received by the Acquiror Company prior to the Closing which the Acquiror Company Board determines in good faith that it constitutes or is reasonably likely to lead to a Superior Proposal to the transactions contemplated under this Agreement, subject to the payment of the Termination Fee as provided under Section 12.3.2.

(g)     by the Company if after the date of this Agreement a Takeover Proposal or a communication relating to a potential Takeover Proposal shall have been made known to the Acquiror Company (or any director or officer of the Acquiror Company) or shall have been made directly to its stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal, subject to the payment of the Termination Fee as provided under Section 12.3.2.

12.1.2     The party desiring to terminate this Agreement pursuant to Sections 12.1.1(b), (c), (d), (e), (f) or (g) shall give written notice of such termination to the other party hereto.

12.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Acquiror Company or the Company or their respective officers, directors, stockholders or Affiliates or the Shareholders, except as set forth in Section 12.3; provided, however, that Section 12.3 (Remedies) and Article XIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

12.3     Remedies.

12.3.1     Any party terminating this Agreement pursuant to either Section 12.1.1(c)(ii) or 12.1.1(d)(ii) shall have the right to recover reasonable attorney fees incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement through the date of termination; provided, however, that this remedy shall not be available to a party if the other party would have been permitted to terminate the Agreement under either Section 12.1.1(c)(ii) or 12.1.1(d)(ii). For the avoidance of doubt, the remedy under this Section 12.3.1 shall not be available to the Company if the Acquiror Company is obligated to pay the Termination Fee as described under Section 12.3.2.

12.3.2     If the Acquiror Company breaches Section 7.11, or if the Acquiror Company terminates this Agreement pursuant to Section 12.1.1(f), or if the Company terminates this Agreement pursuant to Section 12.1.1(g), the Acquiror Company shall pay the Company a termination fee of $100,000.00 (the “Termination Fee”) within five (5) business days after the Acquiror Company provides notice to the Company of such event.

SECTION XIII.
GENERAL PROVISIONS

13.1     Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  This Section 13.1 shall survive the Closing.

13.2     Public Announcements.  The Acquiror Company shall promptly, but no later than four (4) business days following the execution of this Agreement, file a Form 8-K with the Commission describing the material terms of this Agreement and the transactions contemplated hereby and issue a press release disclosing the transactions contemplated hereby.  The Acquiror Company shall also file with the Commission a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. The Company and the Acquiror Company shall consult with each other in issuing the Form 8-Ks, the press release and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

13.3     Confidentiality.

13.3.1     The Acquiror Company, the Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

13.3.2     In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 13.3.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.3.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

13.3.3     If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

13.3.4     Notwithstanding the foregoing, the Acquiror Company and the Company acknowledge and agree that they shall remain bound by that certain Mutual Non-Disclosure Agreement dated as of April 1, 2013.

13.3.5     This Section 13.3 shall survive the Closing.

13.4     Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 13.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Acquiror Company:

Digital Angel Corporation

300 State Street, Suite 214

New London, Connecticut 06320

Attention: Daniel E. Penni

Tel No.: 651-900-0776

Fax No. (MA): 508-694-7929

Fax No. (FL): 772-226-7545

If to the Company: VeriTeQ Acquisition Corporation 220 Congress Park Drive, Suite 200 Delray Beach, Florida 33445 Attention: Scott R. Silverman Tel. No.: 561-846-7777 Fax No.: 561-846-7001

13.5     Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.6     Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7     Entire Agreement and Modification.  This Agreement and the Schedules and Exhibits hereto supersede all prior agreements between the parties with respect to its subject matter and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

13.8     Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

13.9     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10     Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.11     Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Florida state or federal court sitting in Palm Beach County, Florida. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUES, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. This Section 13.11 shall survive the Closing.

13.12     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13.13     Construction. This Agreement shall be deemed to be jointly drafted by the Company, the Shareholders and the Acquiror Company and shall not be construed against any Person as the drafter hereof.

13.14     No Third Party Beneficiaries. This Agreement shall not benefit or create any right, remedy or cause of action in or on behalf of any Person other than the parties to this Agreement and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company:

Digital Angel Corporation

By:  /s/ Daniel Penni

Name: Daniel E. Penni

Title: Interim Chief Executive Officer and President

Company:

VeriTeQ Acquisition Corporation

By:  /s/ Scott Silverman

Name: Scott R. Silverman

Title: Chief Executive Officer

[COUNTERPART SIGNATURE PAGE FOR SHAREHOLDERS]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

State of Residence: Florida	By:	/s/ Scott Silverman
Fax: 561-846-7001		Name: Scott R. Silverman, individually
Email: ssilverman@veriteqcorp.com

State of Residence: Florida	By:	/s/ Jason Silverman
Fax: 954-344-4323		Name: Jason S. Silverman, individually
Email: Jason@transamericanmuscle.com

State of Residence: Wisconsin	By:	/s/ Randolph Geissler
Fax: 763-550-1152		Name: Randolph K. Geissler, individually
Email: rgeissler@veriteqcorp.com

State of Residence: Pennsylvania	By:	/s/ Barry M. Edelstein
Fax: 484-685-7102		Name: Barry M. Edelstein, individually
Email: bme@sgcfunding.com

State of Residence: Pennsylvania	By:	/s/ Robert Edelstein
Fax: 800-600-0429		Name: Robert Edelstein, individually
Email: REdelstein@millenniumsurgical.com

State of Residence: Minnesota	By:	/s/ Donald R. Brattain
Fax: 763-550-1152		Name: Donald Brattain, individually
Email: dbrattain@geisslercorp.com

State of Residence:	By:	/s/ Daniel Penni
Fax: 772-226-7545		Name: Daniel E. Penni, individually
Email: depenni@comcast.net

State of Incorporation: Delaware		PositiveID Corporation
Fax: 561-805-8001
Email: bcaragol@positiveid.corp
	By:	/s/ William Caragol
Name: William J. Caragol
Title: Chief Executive Officer

State of Formation: Florida		Blue Moon Energy Partners LLC
Fax: 561-846-7001
Email: ssilverman@veriteqcorp.com

	By:	/s/ Scott Silverman
Name: Scott R. Silverman
Title: Manager

State of Incorporation: Florida		Fox Hollow Holdings, Inc.
Fax: 561-961-5191
Email: jshaw729@aol.com

	By:	/s/ Jared Shaw
Name: Jared Shaw
Title: President